As filed with the Securities and Exchange Commission on August 23, 2006
Registration No. 333-[______]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Delaware	Patients & Physicians, Inc.	11-3210792
(State or Other Jurisdiction of Incorporation or Organization)	(Name of Small Business in Its Charter)	(I.R.S. Employer Identification No.)

432 Park Ave., South, 13th Floor New York, New York 10016 (212) 340-9100	11111	Fred F. Nazem 432 Park Ave., South, 13th Floor New York, New York 10016 (212)-340-9100
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, Address and Telephone Number of Agent For Service)

Copies to:

Robert S. Matlin, Esq.
Uche D. Ndumele, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
599 Lexington Ave.
New York, New York 10022
Telephone: (212)536-4066
Telecopier: (212)536-3901

Approximate Date of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.01 per share (2)	7,888,890 shares	$0.18	$1,420,000.20	$151.94
Common Stock, par value $0.01 per share (3)	1,902,174 shares	$0.18	$342,391.32	$36.64
Common Stock, par value $0.01 per share (4)	7,968,950 shares	$0.18	$1,434,411.00	$153.48
Common Stock, par value $0.01 per share (5)	1,200,000 shares	$0.18	$216,000.00	$23.11
TOTAL	18,960,014 shares	_____	$3,412,802.52	$365.17

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on the Pink Sheets on August 22, 2006.

(2) The shares of Common Stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon conversion of outstanding secured convertible notes. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) The shares of Common Stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon exercise of outstanding warrants. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) The shares of Common Stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus as a commitment fee.

(5) The shares of Common Stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus pursuant to a brokerage fee in connection with the Share Exchange Agreement between Patients & Physicians, Inc. (formerly known as Finity Holdings, Inc.) and Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.).

__________________________
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

Prospectus

Subject to Completion, Dated August 23, 2006

PATIENTS & PHYSICIANS, INC.

18,960,014 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the resale of up to 18,960,014 shares of Common Stock, par value $0.001 per share (the “Common Stock”) of Patients & Physicians, Inc. (“Patients”) by certain stockholders of Patients (the “Offering”). Patients is not selling any shares of Common Stock in this Offering and therefore will not receive any proceeds from this Offering. However, we will receive proceeds from the exercise of outstanding warrants held by the selling stockholders.

Patients Common Stock is quoted on the Pink Sheets under the symbol “FNTY”. The shares of Common Stock being offered for sale by the selling stockholders may be sold at the prevailing market price or in negotiated transactions. On August 22, 2006, the last reported sale price of our Common Stock was $0.15 per share. These prices will fluctuate based on the demand for the shares of our Common Stock.

See "Risk Factors" beginning on page 4 for risks of an investment in the securities offered by this Prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 23, 2006.

3

This Prospectus is not an offer to sell any securities other than the shares of Common Stock offered hereby. This Prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this Offering, Patients, or the shares of Common Stock offered hereby that is different from the information included in this Prospectus. You should not assume that the information in this Prospectus, or any supplement to this Prospectus, is accurate at any date other than the date indicated on the cover page of this Prospectus or any supplement to it.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
OUR COMPANY	1
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	12
DILUTION	12
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
BUSINESS	20
PRINCIPAL STOCKHOLDERS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
DESCRIPTION OF SECURITIES	36
SHARES ELIGIBLE FOR FUTURE SALE	37
SELLING STOCKHOLDERS	38
PLAN OF DISTRIBUTION	40
LEGAL MATTERS	42
EXPERTS	42
INTERESTS OF NAMED EXPERTS AND COUNSEL	42
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE	42
AVAILABLE INFORMATION	43
INDEX TO FINANCIAL STATEMENTS	F-1

4

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this Prospectus in its entirety, including the information under “Risk Factors” and our financial statements and related notes included elsewhere in this Prospectus.

All references to "Company", "our", "us", or "we" shall apply to Patients & Physicians, Inc. and Flagship Patient Advocates, Inc.

OUR COMPANY

Patients & Physicians, Inc. ("Patients"), through its wholly-owned subsidiary, Flagship Patient Advocates, Inc. (formerly Flagship Healthcare Management, Inc.) ("Flagship"), is a membership-based, private medical group dedicated to obtaining the highest level of healthcare services for its members, whether they are at home or traveling. Acting as a member’s healthcare advocate, we are focused on providing priority access to renowned and clinically acclaimed physicians, which are typically difficult to access. Rather than simply providing names, we offer referrals, priority appointments, and personalized advocacy services to our members, all linked by a sophisticated and proprietary information management system. For the Company, healthcare advocacy means bringing about the delivery of exceptional “medicine at the speed of need” to each of our members. The Company derives revenue from the sale of annual memberships to a combination of various service offerings. Flagship was incorporated in the State of Delaware on February 11, 2004, as a new corporation. Flagship was founded by a group of physicians and entrepreneurs.

Patients is a Delaware corporation that was formed on February 5, 1993 under the name Columbia Capital Corporation (“Columbia Capital”). Columbia Capital formerly operated through two wholly owned subsidiaries, Finity Corporation, a Texas corporation, and Fi-Scrip, Incorporated, a Nevada corporation ("Fi-Scrip"). Columbia Capital changed its name to Finity Holdings, Inc. (“Finity”) in March of 2000. Finity sold all of its stock in Finity Corporation and Fi-Scrip effective June 5, 2001. The sale of these two subsidiaries left Finity with nominal operations and Finity was a shell company (as defined in Rule 12b-2 of the Exchange Act). On January 30, 2006, Finity entered into a Share Exchange Agreement (the “Share Exchange”) with Flagship, a private company incorporated in the State of Delaware. On June 27, 2006, Finity changed its name to Patients & Physicians, Inc. and closed the Share Exchange with Flagship pursuant to which, Patients acquired all of the issued and outstanding capital stock of Flagship from the Stockholders in exchange for an aggregate of 55,710,255 newly-issued shares of the Company’s Common Stock (the “Exchange”). Patients was treated as the accounting acquiree. As a result of the Share Exchange, Flagship became a wholly-owned subsidiary of Patients, and the operations of Flagship have now become the sole operations of Patients.

On January 30, 2006, Flagship entered into a securities purchase agreement (the “Laurus Securities Agreement”) with Laurus Master Fund, Ltd. (“Laurus”). Under the Laurus Securities Agreement, Laurus purchased a secured convertible term note (the “Laurus Convertible Note”) (the Laurus Securities Agreement, the Laurus Convertible Note, the Common Stock Purchase Warrant, the Stock Pledge Agreement, the Registration Rights Agreement, the Master Security Agreement, the Subsidiary Guaranty, the Limited Guaranty and the Intellectual Property Agreement, collectively referred to as the “Financing Documents”) from Flagship in the aggregate principal amount of $4,100,000, which was collateralized by substantially all the assets of Flagship. In addition, on January 30, 2006, Flagship entered into a securities purchase agreement (the “Junior Securities Agreement”) (the Junior Securities Agreement, the Junior Secured Convertible Note, the Common Stock Purchase Warrant, the Registration Rights Agreement and the Master Security Agreement, collectively referred to as the “Junior Debt Documents”) with holders of Flagship’s short-term notes. Under the Junior Securities Agreement the note holders (the “Junior Note Holders”) (collectively Laurus and the Junior Note Holders are referred to as the “Investors”) agreed to invest $3,000,000, including the conversion of $2,600,000 of previously issued short-term notes, into secured convertible term notes (the “Junior Notes”) in Flagship. The Laurus Convertible Note and the Junior Notes (collectively the “Convertible Notes”) have substantially the same terms. The Convertible Notes bear interest at 1.0% above the prime rate, with a minimum interest rate of 7% and are convertible into Common Stock of Flagship at a fixed conversion price of $0.90 per share at the election of the Investors.

On August 22, 2006, Patients, Flagship and Laurus amended and restated the Financing Documents (the “Amended and Restated Financing Documents”), whereby Patients assumed the obligations of Flagship. In connection with the Share Exchange and the Amended and Restated Financing Documents, on August 22, 2006, Patients and Flagship executed a Guaranty and a Joinder to the Junior Debt Documents (the “Joinder Agreement”), whereby Patients assumed all of the obligations of Flagship to the Junior Note Holders.

Going Concern

As a result of the Share Exchange with Flagship, Patients now has assets and revenue. The historical financial information presented in this registration statement (the “Registration Statement”) is that of Flagship. Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $7,599,177 for the year ended December 31, 2005 and $6,509,189 for the six months ended June 30, 2006. In addition, we have a working capital deficit of $1,109,287 at June 30, 2006. These factors, among others, raise substantial doubts about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to sharply curtail our business or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

Risk Factors

Our financial condition, business, operation and prospects involve a high degree of risk. You should carefully read and consider the risks and uncertainties described below as well as the other information in this report before deciding to invest in our Company. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means that our stockholders could lose all or a part of their investment. For a more detailed discussion of some of the risks associated with our Company, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this Prospectus.

General

The Company’s principal executive offices are located at 432 Park Avenue South, 13th Floor, New York, New York 10016 and the Company’s telephone number at that address is (212) 340-9100. The Company has a corporate internet website at www.flagship-advocates.com. The reference to this website address does not constitute incorporation by reference of the information contained therein.

About this Offering

This Offering relates to the resale of up to 18,960,014 shares of Common Stock, of which 7,888,890 shares are issuable upon the conversion of the Convertible Notes, 1,902,174 shares are issuable upon the exercise of outstanding warrants, 7,968,950 shares issued in connection with the Share Exchange to stockholders as a one-time commitment fee, and 1,200,000 shares issuable to the broker in connection with the Share Exchange. All of the 18,960,014 shares, when sold, will be sold by these selling stockholders.

Common Stock Offered	18,960,014 shares

Common Stock Offered by the Selling Stockholders
18,960,014 shares. The 1,902,174 warrant shares included in such shares will be issued by the Company. Although the Company will not receive any of the proceeds from the sale of the shares, it will receive proceeds from the exercise of certain outstanding warrants included therein.

Common Stock Outstanding at August 15, 2006	55,884,347 shares

Use of Proceeds of the Offering	We will not receive any proceeds from the sale of shares by the Offering, except upon exercise of certain outstanding warrants.

Pink Sheet Ticker Symbol	FNTY

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this Prospectus. See “Financial Statements.”

Summary Operating Information

	For the six months ended		For the years ended
	June 30, 2006 (Unaudited)	June 30, 2005 (Unaudited)	December 31, 2005	December 31, 2004
Revenues	$17,186	$0	$5,194	$0
Total operating expenses	$4,597,845	$4,135,386	$7,550,854	$3,254,833
Net loss	$(6,509,189)	$(4,132,167)	$(7,599,177)	$(3,248,897)
Net loss per common share, basic and diluted	$(0.16)	$(0.12)	$(0.22)	$(0.11)
Weighted average number of shares outstanding basic and diluted	41,513,065	33,562,476	34,069,105	30,952,498

Summary Balance Sheet Data

	June 30, 2006 (Unaudited)	December 31, 2005
Total current assets	$3,987,149	$466,322
Total assets	$4,856,837	$1,240,866
Total current liabilities	$5,096,436	$3,826,007
Total stockholders’ (deficit)	$(1,287,130)	$(7,763,768)

RISK FACTORS

You should carefully consider the risks described below before investing in the Company. We consider these risks to be significant to your decision whether to invest in our Common Stock at this time. If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our Common Stock could decline and you may lose all or part of your investment.

Risks Relating To Our Business

The Company’s business is difficult to evaluate because it has a limited operating history.

The Company has a limited operating history and participates in a relatively new and rapidly evolving market. The business has undergone significant transformation during its short history as a result of changes in the services and products offered, changes in market conditions, and changes in our targeted membership, and is expected to continue to change for similar reasons. We cannot assure you that our current business strategy will be successful in the long term.

Many companies with business plans based on providing similar healthcare products and services have failed to be successful. We have experienced significant losses since inception and, even if demand from members exists, we cannot assure you that our business will be successful.

The Company has a history of significant losses and may not be profitable in the future and has going concern considerations.

Flagship has a history of net losses and has an accumulated deficit of $17,960,429 from inception through June 30, 2006. This is an unconsolidated figure and does not include losses of Patients prior to the Share Exchange. Furthermore, developing the Company’s business strategy and expanding the Company’s services will require additional capital and other expenditures. Accordingly, if the Company is not able to increase its revenue, it may never achieve or sustain profitability. You should not rely on the results for any particular period as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. Fluctuations in our quarterly operating results or our inability to achieve or maintain profitability may cause volatility in the price of our Common Stock in the public market. In light of these factors, among others, our independent registered public accounting firm has stated that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result for the outcome of this uncertainty.

The Company may be unable to fund future growth.

The Company’s business strategy calls for expansion through an increase in sales of membership by its internal and external sales forces. To this end, the Company has decided to invest substantial funds to increase its sales and marketing resources in order to grow revenues. In order to implement this strategy, the Company will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to the Company on favorable terms, if at all. If adequate funds are not available on acceptable terms, then the Company may not be able to meet its business objectives for expansion. This, in turn, could harm the Company’s business, results of operations and financial condition. In addition, if the Company raises additional funds through the issuance of equity or convertible debt securities, or a combination thereof, then the shareholders will suffer dilution, and any new securities may have rights, preferences and privileges senior to those of our Common Stock. Furthermore, if the Company raises capital or acquires businesses by incurring indebtedness, the Company will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that the Company’s lender may require. Moreover, if the Company’s strategy to increase its sales and marketing resources in order to grow revenues does not produce the desired result, then the Company may incur significant, unrecoverable expenses.

The Company’s growth may be limited if it is unable to attract and retain qualified personnel.

The Company’s business is largely dependent on the skills, experience and performance of key members of the Company’s senior management team. The Company plans to increase its sales and marketing personnel, as well as enter into agreements with independent third parties to sell products and services in order to grow revenue. The Company believes that its success depends largely on its ability to attract and retain highly-skilled and qualified technical, managerial and marketing personnel and enter into agreements with third parties. The market for highly skilled engineering, sales, marketing and support personnel is highly competitive as a result of the limited availability of technically-qualified personnel with the requisite understanding of the markets which the Company serves. The inability to hire or retain qualified personnel may hinder the Company’s ability to implement its business strategy and may harm its business.

Lengthy sales and implementation cycles for the Company’s product makes it difficult to forecast revenues and, as a result, may have an adverse impact on the Company’s business.

The period from the Company’s initial contact with potential corporate buyers to the consummation of an agreement to offer the Company’s product to its employees is difficult to predict. These sales may be subject to delays due to a client’s internal procedures for approving such expenditures and other factors beyond the Company’s control. Implementation may be subject to delays based on the availability of the internal resources of the client that are needed, acceptance by potential members and other factors outside of the Company’s control. As a result, the Company has limited ability to forecast the timing of revenue from new members. This, in turn, makes it more difficult to predict the Company’s financial performance from quarter to quarter.

During the sales cycle and the implementation period, the Company may expend substantial time, effort and money preparing contract proposals and negotiating contracts without receiving any related revenue. In addition, many of the expenses related to providing the Company’s services are relatively fixed in the short term, including personnel costs, fixed overhead, and technology and infrastructure costs. As a result, the Company may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall or delay, in which case the Company’s results of operations would suffer. In addition, in an attempt to enhance the Company’s long-term competitive position, the Company may from time to time make decisions regarding pricing, marketing, services and technology that could have a near-term adverse effect on the Company’s operating results.

The Company faces significant competition for its products and services.

The markets in which the Company operates are intensely competitive, continually evolving and, in some cases, subject to rapid change. The Company expects the intensity of competition and the pace of change either to be maintained or at least be increased in the future. Many of the Company’s potential competitors may have greater financial, technical, product development, marketing and other resources than the Company. These organizations may be better known than the Company and may have more customers or users than the Company does. The Company cannot provide assurance that the Company will be able to compete successfully against these organizations or any alliances they have formed or may form.

If the Company is unable to provide priority access to high quality healthcare that attracts and retains members, the Company’s revenues will be reduced.

Interest in the Company’s products and services is based upon the Company’s ability to provide members with referrals and priority access to the Company’s network physicians. Although the Company has been able to continue to maintain and expand this network, if the Company is unable to continue to do so for any reason, the value of a membership would diminish and membership interest in the Company products and services would be adversely affected. Similarly, the Company’s ability to maintain or increase the number of highly qualified physicians in its network is based upon the Company’s ability to provide the physicians with incentive to continue to participate in the network. We cannot assure you that the Company will be able to retain qualified physicians to provide referral and priority access to members. If the Company is unable to provide high quality physicians to its members, the quality of the Company’s products and services will be reduced.

The Company is exposed to the general condition of the healthcare market.

The Company’s business is subject to global economic conditions, and in particular, market conditions in the healthcare industry. The Company’s operations may be adversely affected by the continued declines in employee benefit spending by large corporations and small to medium sized businesses. If global economic conditions worsen, or a prolonged slowdown in providing such benefits exists, then the Company may experience adverse operating results.

The Company’s products may not achieve acceptance in the marketplace.

The Company intends to offer its membership based products and services to large corporations, small to medium sized businesses and individuals. The markets for these products are relatively new, unpredictable and rapidly evolving. Lack of acceptance in the marketplace for these new products and services could have a material adverse effect on the Company’s business, results of operations and financial condition.

Risks Related to Our Stock Being Publicly Traded

We will incur increased costs as a result of being a publicly traded company.

As a publicly traded company, we will incur legal, accounting and other expenses that we did not incur as a privately held company, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Securities Exchange Act of 1934, or the Exchange Act, recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, and other rules implemented relatively recently by the Securities and Exchange Commission (the “SEC”) and The NASDAQ National Market. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these rules and regulations will make it more difficult and more expensive for us to obtain directors and officers’ liability insurance.

We do not intend to pay dividends on our Common Stock.

We have never declared or paid any cash dividend on our Common Stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Penny stock rules could make it hard to resell your shares.

The Company’s Common Stock does not meet the listing requirements for any trading market other than the Pink Sheets. We plan to apply for a listing on the Over the Counter Bulletin Board (the “OTCBB”).   The OTCBB may not accept the application of any market maker to initiate quotations in our Common Stock.  An investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our Common Stock. In addition, rules promulgated by the SEC impose various practice requirements on broker-dealers who sell securities that fail to meet certain criteria set forth in those rules to persons other than established customers and accredited investors. Consequently, the liquidity of the Company’s securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company’s securities than might otherwise be attained.

The Company may be subject to litigation.

The Company may be subject to claims involving how the Company conducts its business. Any such claims against the Company may affect its business, results of operations and financial conditions. Such claims, including those without merit, could require the Company to pay damages or settlement amounts and would require a substantial amount of time and attention from the Company’s senior management as well as considerable legal expenses. Although the Company does not anticipate that its activities would warrant such claims, there can be no assurances that such claims will not be made.

The Company lacks accounting and reporting controls.

The Company’s Chief Financial Officer is solely responsible for the accounting and reporting functions for the Company and outsources certain of its accounting and finance functions to an independent third party. As a result, the Company currently has limited segregation of duties regarding the Company’s accounting and reporting functions. Management recognizes this limited segregation of duties as a potential deficiency in the Company’s internal controls and is implementing procedures to mitigate this deficiency. Based on discussions with its independent registered public accounting firm, the Company anticipates that it will undertake additional remedial measures during the first quarter of 2006.

Government regulation of healthcare creates risks and challenges with respect to Flagship’s compliance efforts and business strategies.

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Existing and new Federal and state laws and regulations affecting the healthcare industry could create unexpected liabilities for the Company, cause the Company to incur additional costs and restrict the Company’s operations. Many healthcare laws are complex and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare products and services that the Company provides. However, these laws and regulations may nonetheless be applied to the Company’s products and services. As an international company, the Company may conduct business in a number of countries and thus may be subjected to local business practices, laws and regulations. The Company's increasing penetration into the Chinese market in particular is a significant risk to our business. Management’s failure to accurately anticipate the application of these laws and regulations, or other failures to comply, could create liability, result in adverse publicity and negatively affect our businesses. Some of the risks the Company faces from healthcare regulation are as follows:

•	Anti-kickback Laws

There are federal and state laws that govern patient referrals, physician financial relationships and inducements to healthcare providers and patients. The federal healthcare programs anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program.

The laws in this area are broadly written and it is often difficult to determine precisely how the laws will be applied in specific circumstances. Penalties for violating the federal anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Any determination by a state or federal regulatory agency that any of the Company’s practices violate any of these laws could subject the Company to civil or criminal penalties and require the Company to change or terminate some portions of its business and could have an adverse effect on the Company’s business. Even an unsuccessful challenge by regulatory authorities of the Company’s practices could result in adverse publicity and be costly for the Company to defend.

•	Medical Professional Regulation

The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine. If a state determines that some portion of the Company’s business violates these laws, it may seek to have the Company discontinue those portions or subject the Company to penalties or licensure requirements. Any determination that the Company is a healthcare provider and has acted improperly as a healthcare provider may result in liability to the Company.

The Company faces potential liability related to the privacy and security of personal information it collects from consumer and healthcare professionals through its Web sites.

Internet user privacy has become a major issue both in the United States and abroad. The Company has privacy policies posted on its website that the Company believes comply with applicable laws requiring notice to users about the Company’s information collection, use and disclosure practices. However, whether and how existing privacy and consumer protection laws in various jurisdictions apply to the Internet is still uncertain and may take years to resolve. Any legislation or regulation in the area of privacy of personal information could affect the way the Company operates its website and could harm its business. Further, the Company cannot assure you that the privacy policies and other statements on its website or its practices will be found sufficient to protect the Company from liability or adverse publicity relating to the privacy and security of personal information.

Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress established a set of federal national privacy standards for the protection by health plans, healthcare clearinghouses, healthcare providers and their business associates of individually identifiable health records. While the Company’s members own and control their own personal health records, the Company’s maintenance of these records using MyMedVaultTM may subject the Company to HIPAA regulations. Furthermore, legislation regarding HIPAA is evolving and often confusing as it applies to new businesses such as the Company. Violation of HIPAA could result in substantial penalties that could adversely affect the Company’s future.

Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings.

Sales of our Common Stock in the public market following this Offering could lower the market price of our Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 55,884,347 shares of Common Stock outstanding as of August 10, 2006, 9,444,095 shares are, or will be, freely tradable without restriction, unless held by our "affiliates". The remaining 46,440,252 shares of Common Stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

The Sale Of Our Common Stock Under The Convertible Notes Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price.

On January 30, 2006, Flagship entered into the Laurus Securities Agreement with Laurus. Under the Laurus Securities Agreement, Laurus purchased the Laurus Convertible Note from Flagship in the aggregate principal amount of $4,100,000, which was collateralized by substantially all the assets of Flagship. In addition, on January 30, 2006, Flagship entered into the Junior Securities Agreement with holders of Flagship’s short-term notes. Under the Junior Securities Agreement, the Junior Note Holders agreed to invest $3,000,000, including the conversion of $2,600,000 of previously issued short-term notes, into the Junior Notes in Flagship. The Convertible Notes have substantially the same terms. The Convertible Notes bear interest at 1.0% above the prime rate, with a minimum interest rate of 7% and are convertible into Common Stock of Flagship at a fixed conversion price of $0.90 per share at the election of the Investors.

On August 22, 2006, Patients, Flagship and Laurus entered into the Amended and Restated Financing Documents, whereby Patients assumed the obligations of Flagship. In connection with the Share Exchange and the Amended and Restated Financing Documents, on August 22, 2006, Patients and Flagship executed a Guaranty and the Joinder Agreement, whereby Patients assumed all of the obligations of Flagship to the Junior Note Holders.

In many circumstances the provision of financing based on floating-rate convertible notes has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock. Such an event could place further downward pressure on the price of common stock. With the pending sale of our Common Stock under the terms of the Convertible Notes, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market of our stock, the price will likely decline.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders' Ability To Sell Shares Of Our Common Stock.

Prior to this filing, there has been a limited public market for our Common Sock and there can be no assurance that a more active trading market for our Common Stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our Common Stock in short time periods, or possibly at all. Our Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of our Common Stock.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering.

The price in this Offering will fluctuate based on the prevailing market price of the Common Stock on the Pink Sheets. Accordingly, the price you pay in this Offering may be higher or lower than the prices paid by other people participating in this Offering.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis" and "Description of Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of Common Stock in this Offering.

We will receive net proceeds of up to approximately $1,750,000 upon the due exercise, if any, of outstanding warrants. The Company currently anticipates applying the total proceeds from the exercise of the warrants as follows:

Application of Proceeds	Approximate Dollar Amount	Approximate Percentage of Net Proceeds
Working capital and general corporate purposes	$1,750,000	100%

DILUTION

The net tangible book value of the Company as of June 30, 2006 was ($1,287,130) or ($0.023) per share of Common Stock outstanding on June 30, 2006. Net tangible book value per share is determined by dividing the tangible book value of the Company (i.e., total assets less total intangible assets less total liabilities) by the number of outstanding shares of our Common Stock. Since this Offering is being made solely by the selling stockholders and none of the proceeds will be paid to the Company, our total assets less total intangible assets will be unaffected by this Offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is quoted on the Pink Sheets under the symbol “FNTY”. The following table sets forth on a per share basis for the periods shown, the high and low closing bid prices of our Common Stock. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Market Information (pre reverse stock split)

Closing Bid Prices (1)

	High	Low
Year Ended December 31, 2006
1st Quarter	$0.020	$0.020
2nd Quarter	$0.160	$0.010

Year Ended December 31, 2005
1st Quarter	$0.005	$0.005
2nd Quarter	$0.006	$0.006
3rd Quarter	$0.010	$0.010
4th Quarter	$0.012	$0.010

Year Ended December 31, 2004
1st Quarter	$0.030	$0.030
2nd Quarter	$0.015	$0.015
3rd Quarter	$0.007	$0.007
4th Quarter	$0.006	$0.006
_____________________________

(1) The above tables set forth the range of high and low closing bid prices per share of the Company’s Common Stock as reported by Yahoo Finance for the periods indicated.

When the trading price of the Company’s Common Stock is below $5.00 per share, the Common Stock is considered to be a "penny stock" that is subject to rules promulgated by the Securities and Exchange Commission (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer's and sales representatives compensation; and (d) providing to customers monthly account statements.

Holders

As of August 15, 2006, we had 170 shareholders of our Common Stock and 55,884,347 shares of our Common Stock were issued and outstanding.

Dividend Policy

The holders of the Company’s Common Stock are entitled to receive dividends if and when declared by the Board of Directors (the “Board”), out of funds legally available therefore and to share pro-rata in any distribution to the shareholders. Generally, we are not able to pay dividends if after payment of the dividends, we would be unable to pay our liabilities as they become due or if the value of our assets, after payment of the liabilities, is less than the aggregate of our liabilities and stated capital of all classes. We do not anticipate declaring or paying any cash dividends in the foreseeable future. All cash resources are expected to be invested in developing our business plan.

Equity Compensation Plan as of December 31, 2005

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of December 31, 2005 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders (1)	5,082,000	$0.142	2,918,000
Equity compensation plans not approved by security holders	0	0	0
Total	5,082,000	$0.142	2,918,000

(1) Consists of securities available for issuance pursuant to Flagship Stock Option and Grant Plan, which has been approved by our Board and Stockholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Discussion on Results of Operations and Analysis of Financial Condition

Overview

Corporate History

Patients & Physicians, Inc. (formerly known as Finity Holdings, Inc.) (“P&P”), was organized on February 5, 1993. Finity Holdings, Inc. formerly operated through two wholly owned subsidiaries, Finity Corporation, a Texas corporation, and Fi-Scrip, Incorporated, a Nevada corporation ("Fi-Scrip"). Finity Holdings, Inc. sold all of its stock in Finity Corp. and Fi-Scrip effective June 5, 2001.

On June 27, 2006, P&P closed an Exchange Agreement (the "Share Exchange") with all of the stockholders of Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.) ("Flagship") whereby P&P acquired all of the issued and outstanding capital stock of Flagship and Flagship became a wholly-owned subsidiary of P&P. Upon completion of the Share Exchange, Flagship’s stockholders controlled approximately 99% of the then issued and outstanding Common Stock. Prior to the Share Exchange, P&P was a shell company. Subsequent to the Share Exchange (see below), Flagship’s business activities were the activities of P&P. As a result of these factors, this transaction has been treated as a reverse merger, and a capital transaction, equivalent to the issuance of stock by Flagship for P&P’s net assets and, accordingly, the historical financial statements prior to June 27, 2006 are those of Flagship. All shares and per share data prior to the Share Exchange have been restated to reflect the stock issuances and the effect of the closing of the Share Exchange.

U.S. Open Healthcare Management, Inc. (“USOH”) was incorporated under the laws of the State of New York on July 9, 2002. Flagship was incorporated under the laws of the State of Delaware on February 11, 2004. On February 18, 2004, USOH entered into an Agreement and Plan of Merger (the “Merger”) with Flagship. All of the outstanding shares of USOH common stock were converted into Flagship Common Stock, and the net assets of USOH were contributed to Flagship.

In connection with the Share Exchange, the stockholders of Flagship acquired the majority of the voting shares of P&P, and P&P will carry on the business of Flagship, and the officers and directors of Flagship became the officers and directors of P&P. Therefore, the transaction is being accounted for as Flagship being the accounting acquirer (legal acquiree) and P&P being the accounting acquiree (legal acquirer). Since at the closing P&P was a non-operating shell corporation no longer meeting the definition of a business as defined in EITF Consensus 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, the transaction is equivalent to Flagship issuing stock for the net liabilities of P&P, accompanied by a recapitalization. The accounting will be identical to that resulting from a reverse acquisition, except that there will be no adjustments to the historic carrying values of the assets and liabilities.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced net losses from operations of $7,599,177 and $6,509,189 for the year ended December 31, 2005 and for the six months ended June 30, 2006, respectively. In addition, we had a working capital deficit of $1,109,287 at June 30, 2006. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely effected and we may have to cease operations.

Critical Accounting Policies

Revenue Recognition

We derive revenue from the sale of memberships to individuals and institutions for access to its healthcare service offerings.

The Company recognizes revenues in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB No. 101”) as amended by SEC Staff Accounting Bulletin No. 104, Revenue Recognition, revised and updated (“SAB No. 104”). SAB No. 104 stipulates that revenue generally is realized or realizable and earned, once persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. The Company sells memberships to individuals and institutions for access to its healthcare service offerings. The Company recognizes revenue ratably over the life of the membership.

To date, the Company memberships have been marketed only through its in-house sales force and a network of independent brokers.

In the broker channel, the Company recognizes revenue when the broker distributor sells the Company’s memberships, provided we have satisfied all other terms and conditions.

Stock-Based Compensation

We have adopted SFAS No. 123(R) (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires the recognition of compensation expense for employee stock options and other share-based payments. SFAS No. 123(R) was issued in December 2004. Under this method of adoption, expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant.

We have accounted for non-employee compensation expense in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”), which requires non-employee stock options to be measured at their fair value as of the earlier of the date at which a commitment for performance to earn the equity instruments is reached (“performance commitment date”) or the date at which performance is complete (“performance completion date”). Accounting for non-employee stock options, which involve only performance conditions when no performance commitment date or performance completion date has occurred as of the interim financial reporting date, requires measurement at the instruments then-current fair value.

The Company has followed the guidance outlined in FASB Interpretations (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”), as it relates to computing expense when appreciation rights vest over time. As of June 30, 2006, the Company accounted for 2,355,000 options under the guidance of EITF 96-18.

The fair value of each stock option grant to employees is estimated on the date of grant. The fair value of each stock option grant to non-employees is estimated on the applicable performance commitment date, performance completion date, or interim financial reporting date.

Results Of Operations For The Three Months Ended June 30, 2006 Compared To The Three Months Ended June 30, 2005

The Company’s activities to date have been focused on developing a membership-based specialty healthcare advocacy company providing physician referrals, on a priority basis, and emergent care needs to its members, all linked by a sophisticated management system and is still a development stage company. Our operating activities to date have consisted primarily of developing our membership and physician databases and establishing our physician network. The Company had revenues of $10,172 and total net expenses of $3,482,362 for the three months ended June 30, 2006 and no revenues and total net expenses of $2,682,525 for the three months ended June 30, 2005.

Revenues

Our total revenue increased to $10,172 for the three months ended June 30, 2006 versus $0 for the three months ended June 30, 2005. The increase is directly related to costs associated with membership sales which began in late 2005.

Costs of Revenue

Our total costs of revenue increased to $1,523 for the three months ended June 30, 2006 versus $0 for the three months ended June 30, 2005. The increase is directly related to costs associated with membership sales which began in late 2005.

Total Expenses

Total operating expenses for the three months ended June 30, 2006 were $2,308,331 compared to $2,685,448 for the three months ended June 30, 2005, a decrease of 377,117, or 14.04% These expenses incurred during the three months ended June 30, 2006 and 2005 are set forth below in further detail.

Membership services. Membership services expenses increased by $167,761, or 27.9%, to $769,156 for the three months ended June 30, 2006 versus $601,395 for the three months ended June 30, 2005. This increase was principally due to the amortization of stock options and costs associated with paying stipends to Regional Medical Directors in the three months ended June 30, 2006. In addition, there were increased travel costs incurred during the quarter related to expanding the network and business overseas.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased by $529,945, or 26.04%, to $1,505,178 for the three months ended June 30, 2006 as compared to $2,035,123 for the three months ended June 30, 2005. This decrease was principally attributable the reduction in certain compensation charges incurred in 2005 not incurred in 2006. Expense increases were also related to the amortization of stock options and the commencement of our sales campaign to acquire new members. This included design and printing costs associated with attendance at conferences and trade shows and promotional materials offset by expense reductions incurred in the same period last year relating to development of brand strategy. In addition, in 2006 selling, general and administrative expenses included $240,000 related to the acquisition of P&P, which under accounting principles generally accepted in the United States, was charged to operations in the period acquired.

Depreciation and amortization expense. Depreciation and amortization expense decreased by $14,933, or 30.52%, to $33,997 for the three months ended June 30, 2006 versus $48,930 for the three months ended June 30, 2005. This decrease was due to the write off of a previously recorded liability due to a software vendor that was written off in the current quarter against depreciation and amortization. The software had been written off in a prior period.

Interest income. Interest income increased by $11,295 to $14,343 for the three months ended June 30, 2006 as compared to $3,048 for the three months ended June 30, 2005. This increase was due to having cash on hand during the current three months ended June 30, 2005 related to the Convertible Note financing that closed in January 2006.

Amortization of debt discounts and debt issuance costs. Amortization of debt discounts and debt issuance costs increased to $1,008,454 for the three months ended June 30, 2006 versus $0 for the same period last year. This increase was due to the amortization of the discounts on the Convertible Note financing that closed in January 2006. The costs allocated to the debt are charged to operations over the life of the debt using the interest method, which produces a constant periodic rate of return.

Interest expense. Interest expense increased to $179,920 for the three months ended June 30, 2006 versus $125 for the three months ended June 30, 2005. This increase is due to interest expense incurred in the current period related to the Convertible Notes issued in January 2006.

Net loss

As a result of the foregoing, for the three months ended June 30, 2006, net loss increased by $791,188 or 29.49%, to a net loss of $3,473,713, compared to a net loss of $2,682,525 for the corresponding period in 2005.

Results of Operations For The Six Months Ended June 30, 2006 Compared To The Six Months Ended June 30, 2005

The Company had revenues of $17,186 and total net expenses of $6,522,654 for the six months ended June 30, 2006 and no revenues and total net expenses of $4,132,167 for the six months ended June 30, 2005.

Revenue

For the six months ended June 30, 2006, we generated $17,186 in revenue compared to $0 for the six months ended June 30, 2005. This increase is due to the commencement of sales of memberships during 2005 and the first half of 2006. We are still in the stages of early product and services development and we do not expect to generate significant revenue from our various product lines until 2007.

Costs of Revenue

Our total costs of revenue increased to $3,721 for the six months ended June 30, 2006 versus $0 for the six months ended June 30, 2005. The increase is directly related to costs associated with membership sales which began in 2005 and the first half of 2006.

Total Expenses

Total operating expenses for the six months ended June 30, 2006 were $4,597,845, compared to $4,135,386 for the six months ended June 30, 2005, an increase of $462,459 or 11.2%. The expenses incurred for 2006, as compared to 2005, are set forth in greater detail below and in the accompanying condensed consolidated financial statements attached.

Costs and Expenses

Membership services. Membership services expenses increased by $385,179, or 34.24%, to $1,510,250 for the six months ended June 30, 2006, versus $1,125,071 for the six months ended June 30, 2005. This increase was principally due to the increased wages and benefits related to an increase in personnel. We increased staff in order to provide products and services to our members as we begin to sell memberships. In addition, there were costs associated with paying stipends to Regional Medical Directors in the six months ended June 30, 2005. There were no such expenses in the same period of the prior year. We also incurred increased travel costs associated with expanding the network internationally as well as the amortization of stock options. These costs were partially offset by a reduction in one time licensure fess expenses incurred in 2005.

Selling, general and administrative. Selling, general and administrative expenses increased by $150,690, or .05%, to $3,002,476 for the six months ended June 30, 2006, as compared to $2,851,786 for the six months ended June 30, 2005. There were sales and marketing costs incurred related to marketing the Company’s products, including the design and printing costs associated with marketing materials, postage and handling costs associated with the distribution of this material, and contracting with outside consultants to develop brand strategy. In addition, there was an increase in expenses related to the amortization of stock options in 2006. In addition, selling, general and administrative expenses included additional legal and professional costs incurred associated with with being a public company as well as the acquisition cost of the shell company in the amount of $240,000, which under accounting principles generally accepted in the United States, was charged to operations in the period acquired. These increases were more than offset by certain compensation charges incurred in 2005 not incurred in 2006.

Depreciation and amortization. Depreciation and amortization decreased by $73,410, or 46.31%, to $85,119 for the six months ended June 30, 2006, versus $158,529 for the six months ended June 30, 2005. This decrease is due to the write off of certain assets no longer in use in 2005 charged to depreciation.

Interest income. Interest income increased by $20,788 to $25,907 for the six months ended June 30, 2006, as compared to $5,119 for the six months ended June 30, 2005. This increase was due to having cash on hand during the current year related to the Convertible Notes and the Term Notes (as defined below).

Amortization of debt discounts and debt issuance costs. Amortization of debt discounts and debt issuance costs increased to $1,673,368 for the six months ended June 30, 2006, versus $0 for the same period last year. This increase was due to the amortization of the discounts on the Convertible Note financing. The costs allocated to the debt are charged to operations over the life of the debt using the interest method, which produces a constant periodic rate of return.

Interest expense. Interest expense increased to $277,348 for the six months ended June 30, 2006 versus $1,900 for the six months ended June 30, 2005. This increase is due to accrued interest expense related to the Convertible Notes and Term Notes (as defined below).

Net Loss

For the six months ended June 30, 2006, we had a net loss of $6,509,189, as compared to a net loss of $4,132,167 for the same period in 2005, an increase of $2,377,022, or 57.52%. The loss increased as we expanded operations in 2006, and increased our employee headcount, operating expenses and legal and professional fees. Net loss per common share increased from $0.00 in 2005 to $0.117 for 2006.

Liquidity And Capital Resources

At June 30, 2006 the Company had a working capital deficit of $1,109,287, compared to a working capital deficit of $3,359,685 at December 31, 2005. The change is the result of the conversion of certain notes into the Convertible Notes and additional proceeds received at the closing. The Company allocated the proceeds from the Convertible Notes based on the computed relative fair values of the debt and stock instruments issued. The value of the beneficial conversion feature was limited to the amount of the proceeds allocated to the debt component of the Convertible Notes. The aggregate amounts allocated to the warrants, equity instruments and beneficial conversion feature of $7,100,000, were recorded as debt discounts at the date of issuance and are being amortized to interest expense over the terms of the Convertible Notes. The initial aggregate carrying value of the Convertible Notes at the time of closing was $0 after the debt discounts. The increase in working capital due to the conversion of the Convertible Notes was offset by $4,000,000 of Term Notes provided to the Company by a current investor in June 2006 (the “Term Notes”). The Term Notes bear interest at the prime rate. The Company is currently seeking additional financing, and upon entry into such financing, the Term Notes will convert into such financing on the same terms and conditions as such financing. Net cash used in operating activities was $4,261,752 for the six months ended June 30, 2006, versus $2,876,804 for the six months ended June 30, 2005. This increase is principally due to the increase in expenses incurred in operations. Overall expenses increased principally due to the increase in operating expenses incurred in membership services, sales and marketing and administration, as the Company prepares to sell its product and deliver products and service to members.

Net cash used in investing activities was $40,649 for the six months ended June 30, 2006, versus $410,378 for the six months ended June 30, 2005. For the six months ended June 30, 2005, investing activities included a one time purchase of IT equipment for the new office space, including computers for new personnel and the Company’s computer systems to meet the increased demands as the sale of memberships increase. The purchases of equipment in the six months ended June 30, 2006 consisted primarily of additional computers.

Net cash provided by financing activities during the six months ended June 30, 2006 was $7,972,525, versus $3,356,733 during the six months ended June 30, 2005. The increase of $4,615,792 resulted from the net proceeds of $4,232,695 from the closing of the Convertible Notes and proceeds of $4,000,000 from the Term Notes versus net proceeds of $3,346,733 from the closing of the Redeemable Series B Convertible Preferred Stock financing during the six months ended March 31, 2005.

BUSINESS

Overview

Prior to the Share Exchange, Patients was a shell company whose primary business objective was to merge with an operating entity.

On January 30, 2006, Patients entered into a Share Exchange Agreement (the “Share Exchange”) with Flagship Patient Advocates, Inc. (formerly Flagship Healthcare Management, Inc.) (“Flagship”), a private company incorporated in the State of Delaware. On June 27, 2006, Finity changed its name to Patients & Physicians, Inc. and closed the Share Exchange with Flagship. Pursuant to the Share Exchange, Patients acquired all of the issued and outstanding capital stock of Flagship from the Stockholders in exchange for an aggregate of 55,710,255 newly-issued shares of the Company’s Common Stock (the “Exchange”). Patients & Physicians, Inc. was treated as the accounting acquiree. As a result of the Share Exchange, Flagship became a wholly-owned subsidiary of Patients & Physicians, Inc., and the operations of Flagship have now become the sole operations of Patients & Physicians, Inc.

On January 30, 2006, Flagship entered into a securities purchase agreement (the “Laurus Securities Agreement”) with Laurus Master Fund, Ltd. (“Laurus”). Under the Laurus Securities Agreement, Laurus purchased a secured convertible term note (the “Laurus Convertible Note”) (the Laurus Securities Agreement, the Laurus Convertible Note, the Common Stock Purchase Warrant, the Stock Pledge Agreement, the Registration Rights Agreement, the Master Security Agreement, the Subsidiary Guaranty, the Limited Guaranty and the Intellectual Property Agreement, collectively referred to as the “Financing Documents”) from Flagship in the aggregate principal amount of $4,100,000, which was collateralized by substantially all the assets of Flagship. In addition, on January 30, 2006, Flagship entered into a securities purchase agreement (the “Junior Securities Agreement”) (the Junior Securities Agreement, the Junior Secured Convertible Note, the Common Stock Purchase Warrant, the Registration Rights Agreement and the Master Security Agreement, collectively, the “Junior Debt Documents”) with holders of Flagship’s short-term notes. Under the Junior Securities Agreement the note holders (the “Junior Note Holders”) (collectively Laurus and the Junior Note Holders are referred to as the “Investors”) agreed to invest $3,000,000, including the conversion of $2,600,000 of previously issued short-term notes, into secured convertible term notes (the “Junior Notes”) in Flagship. The Laurus Convertible Note and the Junior Notes (collectively the “Convertible Notes”) have substantially the same terms. The Convertible Notes bear interest at 1.0% above the prime rate, with a minimum interest rate of 7% and are convertible into Common Stock of Flagship at a fixed conversion price of $0.90 per share at the election of the Investors.

On August 22, 2006, Patients, Flagship and Laurus amended and restated the Financing Documents (the “Amended and Restated Financing Documents”), whereby Patients assumed the obligations of Flagship. In connection with the Share Exchange and the Amended and Restated Financing Documents, on August 22, 2006, Patients and Flagship executed a Guaranty and a Joinder to the Junior Debt Documents (the “Joinder Agreement”), whereby Patients assumed all of the obligations of Flagship to the Junior Note Holders.

Flagship is a membership-based, private medical group dedicated to obtaining the highest level of healthcare services for its members, whether they are at home or traveling. Acting as a member’s healthcare advocate, Flagship is focused on providing priority access to renowned and clinically acclaimed physicians, which are typically difficult to access. Rather than simply providing names, Flagship offers referrals, priority appointments and personalized advocacy services to its members, all linked by a sophisticated and proprietary information management system. For Flagship, healthcare advocacy means bringing about the delivery of exceptional “medicine at the speed of need” to each of our members.

Immediately prior to the execution of the Share Exchange, Gregory Boss was the only director of the Company. The consummation of the transactions described in the Share Exchange above resulted in a change in control of the Company. As a result, Gregory Boss resigned and the directors of Flagship became the new directors of the Company. The directors of the Company include Fred F. Nazem, Richard Howard, Benjamin Safirstein, MD, Richard P. Torykian, Sr., Michael Holland, Brian Stafford, Michael Huckabee and Barbara McNeil, MD.

Flagship’s Products

Flagship offers five distinct services offered through three products: ER Support, ER Support Premium and Flagship Full Membership, the Company’s comprehensive advocacy service. These products include the following:

Product	Services
ER Support	MedEmergentCare™ and MyMedVault™
ER Support Premium	MedEmergentCare™, MyMedVault™ , and MedjetAssist by Flagship
Flagship Full Membership	MedEmergentCare™, MyMedVault™ , MedjetAssist by Flagship, MedSpeciaList™ and MedCierge™

Flagship’s Services

Medical SpeciaList™

Medical SpecialList™ is Flagship’s world-class, by invitation-only, physician network of renowned medical and surgical specialists in over 25 specialties and several hundred sub-specialties with whom Flagship has written agreements to provide priority appointments to its members. All of Flagship’s medical and surgical specialties are headed by Specialty Chiefs who are prominent in their specialty fields and who personally screen and approve all physicians for inclusion in the network. Every doctor in Flagship’s network of medical and surgical specialties has been selected based on a highly selective screening process that includes education, training and teaching histories, records of publications and national and international rankings in their respective sub-specialties and wherever possible peer review rankings by sub-specialty. Finally every physician is approved by Flagship’s Medical Chiefs, assuring that its members get not only the finest doctors, but also the right doctors for their specific healthcare needs.

MedCierge™

MedCierge™ is Flagship’s personalized, highly responsive referral and patient navigation service center, staffed by Flagship’s own clinical team of experienced registered nurses and physicians, who help members with all their referral needs. With one phone call, Flagship members get personalized advocacy and assistance with finding a physician and securing an appointment from a physician in Flagship’s physician network. Using sophisticated tools and technology, Flagship’s registered nurses and physicians, who make up the MedCierge staff, first match a member’s needs with the right physician specialist and then secure a priority appointment with the selected physician.

MedEmergentCare™

MedEmergentCare™ is Flagship’s 24/7, advocacy, guidance and support service when members are in an Emergency Room or are unexpectedly hospitalized ─ available from anywhere in the world. With just one phone call, Flagship’s Emergent Care clinical team of registered nurses and ER-trained physicians can assist members and their families in making informed decisions about care and treatment when they are unexpectedly hospitalized due to accident, injury or illness. With a member’s permission, Flagship’s clinicians will speak directly to ER doctors and other personnel on their behalf, using translation services for over 140 languages, if needed.

MedjetAssist by Flagship

MedjetAssist by Flagship is a worldwide medical evacuation service available to travelers 24 hours a day, 7 days a week when members are hospitalized more than 150 miles away from home. MedjetAssist by Flagship uses a fleet of state-of-the-art medically equipped aircraft configured as mobile intensive care units and staffed with specially trained physicians, nurses and other healthcare professionals, as needed. This service is available to members from virtually anywhere in the world at no additional cost. Under certain conditions, members can also be transported from their home hospital to specialty hospitals in the United States.

MyMedVault™

MyMedVault™ is Flagship’s secure, internet-based, electronic repository for Flagship members to record and store their personal, private health information such as medical history and copies of vital documents such as a living will. Members control both the content and access to their stored information, which is accessed using a standard internet browser from anywhere at anytime. MyMedVault™ is a lifetime personal health record for all medical events plus a Personalized Emergency Health Record. Members are encouraged to carry their MyMedVault™ ID EMERGENCY Card from which emergency personnel can access their vital health information. They can also print their health information or record it on various storage media and carry it with them.

Marketing Strategy

Flagship is a patient advocacy and healthcare management company that helps discerning individuals make better and more informed decisions regarding their health care. This is analogous to financial advisors helping them with their finances and architects helping them build their homes. Flagship’s product positioning is best defined by its dedication to clinical advocacy and not financial or administrative help, which are offered by health insurance companies and others. From a market prospective, Flagship is a part of a new and rising class of companies that collectively make up a new sector called consumer driven healthcare (“CDH”). The combination of hyper inflation in healthcare costs, consumer demand for choices in medical care and the burden of individuals paying an ever increasing portion of medical bills has been fueling the CDH movement.

Flagship provides health advocacy and extends to its members the privilege of access to outstanding healthcare specialists through annual memberships. Flagship’s products and services are primarily for higher income individuals, but also may appeal to anyone, regardless of income, who values high quality healthcare. While Flagship should appeal to all demographics, the primary target is the “baby-boomer” population, those born between 1946 and 1964. The “baby boomer” population represents approximately 30% of the U.S. population, but owns more than two-thirds of the nation’s wealth. The “baby boomers” are also the key opinion leaders in the U. S. economy as they not only influence others with their own buying habits, but also often directly control the purchases for their children and elderly parents.

Sales Strategy

Flagship’s sales plan is a three-pronged simultaneous approach to attract potential members: large corporate customers reached via direct sales, small and medium-sized businesses reached via agents/intermediaries or direct sales, and individuals reached through indirect sales. As described below each of these category targets has some advantages and disadvantages.

Large corporations create opportunities for acquiring large numbers of members either where the corporation pays for the membership for its employees or where the employees pay for membership as a menu benefit option. Prestigious corporations also serve as potential reference accounts. Based on discussions with potential corporate customers, we believe that corporations understand that, for a modest annual fee (often less than a car or gym allowance), giving employees access to high quality care translates into a healthy work force with reduced sick leave and, ultimately, more productivity. Flagship membership can be viewed ideally as a healthcare risk management benefit for key employees. They also recognize the importance of risk management benefits for their traveling employees, as they will have access to physicians anywhere they go. Corporations realize that Flagship services will yield savings far beyond the membership premiums.

The disadvantage of soliciting corporations for Flagship membership is that human resource departments are currently in a cost-cutting mode, long lead times are usually necessary to land these corporate accounts and to coordinate with human resource timetables and, finally, corporations may demand discounts.

When soliciting small and medium sized businesses directly or through agents or intermediaries, Flagship’s advantage is that it generally can charge full price for Flagship’s product, decisions to accept or reject the product are usually made quickly by an owner, partner or trusted advisor, enrollment is manageable as typically enrollees number 25 to 500 people and sales agents or intermediary networks are already established with these entities. The downside of soliciting these customers is that they require a significant amount of education on the product, commissions for agents cut into profits, and when dealing through agents Flagship does not control its own destiny.

It is expected that selling to individuals, through indirect sales will eventually constitute a majority of Flagship’s sales. The difficulty with reaching individuals is that individuals are expensive and hard to reach and may potentially create significant overhead. The advantage to this channel is that Flagship can charge full retail prices to individuals. Individuals comprise Flagship’s biggest target group and individuals can take advantage of pre-tax health savings accounts (HSAs) as well as flex accounts. Flagship can have direct contact with individuals without potential interference from intermediaries such as human resource departments of the large corporate accounts. Also, Flagship targets individuals through various affinity groups or by embedding Flagship full or partial services into insurance policies sold to policyholders.

The Market

Market Description

The market for Flagship’s products and service offerings include:

•
Large Corporations: Flagship is capitalizing on its existing corporate relationships as well as those of its senior managers in order to gain access to targeted corporations. Flagship creates a directed, personalized sales strategy and presentation for each corporation, which presents to the corporation’s senior management by Flagship’s senior management. Flagship’s pricing schedule encourages family memberships, the value of Flagship’s service in both non-emergency and crisis or trauma situations, and the nationwide priority access to Flagship’s renowned physicians for their increasingly mobile workforce. Flagship places priority on corporations that have Chief Medical Officers in place, as it is typically an indicator that the company values healthcare. Corporations that are self insured will benefit in two ways with Flagship. First, Flagship can provide the corporation a network of physicians. In some cases, the corporation’s own network of physicians may overlap with Flagship’s network; in such cases, Flagship will try to provide timely access to those physicians. However, in large corporations, self insured or otherwise utilize large PPO or HMO networks with minimal, if any, overlap in physician coverage with the Flagship Physician Network. Second, we believe that as quality medicine costs less in the long run and that self-insured corporations can directly benefit through real healthcare cost reductions when employees utilize the Flagship physician network. Other attractive corporations to Flagship are those that provide generous employee benefits including supplemental health, flexible savings accounts and health savings accounts (HSAs). In addition, a number of very large corporations, particularly multinationals with very mobile employees are particularly attracted to Flagship because of the Company’s increasingly global presence (see International).

•
Small and Medium Businesses: Flagship believes that 40 million small and medium size businesses with 25-50 employees represent one of the best market opportunities for its products. These businesses are often proprietorships or partnerships that are owned and operated by a few senior executives who are decisive and desirous of protecting their best assets—their employees. Flagship utilizes its own extensive network of business connections to secure a “champion” within our target medium-sized firms. In addition, Flagship works with intermediaries such as HR consulting firms, wealth management firms and I/FSA administrators to gain access to their clients. The intermediaries provide us access to thousands of mid-sized to large companies, many of which are privately owned. The objective is for the intermediaries to include Flagship in the bundle of products they recommend to their clients. Flagship can either enter into a joint marketing agreement with the intermediary, similar to those entered into with the distribution network groups, or provide the clients of the intermediaries with the pass through discount where the intermediary requests us to do so.

•
Individuals: Flagship is working towards acquiring endorsements from affinity groups, associations and prominent, recognizable individuals in order to reach and penetrate the non-corporate market. Flagship uses these endorsements to create a direct marketing campaign to target select individuals within the affinity groups and associations. Flagship works with insurance companies to embed Flagship full or partial services into insurance policies sold to policyholders. Flagship also works with associations, endowments, diplomatic corps and government agencies to offer full or partial services to their employees and members.

Product Sales and Distribution

Sales Channels

The Company makes use of an internal sales force and has entered into agreements with independent finders and agents. These non-exclusive agreements provide that independent brokers and agents will facilitate introductions for Flagship to potential clients for our services and products. In return for such introductions, the finders and agents will be paid a commission based on the revenue generated from the sales of Flagship memberships from such introductions. These agreements are generally for one year and may be renewed on an annual basis by mutual agreement. The agreements may be terminated upon a material breach. In certain instances the finder agreements are for certain large distribution channels or for small distribution channels. Commission compensation may differ between the various distribution channels.

In addition, Flagship has entered into several exclusive joint marketing agreements with third party marketers. Under the terms of agreements, Flagship and the marketers will establish Flagship Product Programs through alliances of the parties to the agreement.

Competition

To date, we are not aware of any direct competition from companies offering the same products and services as Flagship. There are five categories that include companies offering some variation of the products and services offered by Flagship.

•
Institution-Based Primary and Specialty Healthcare service suppliers comprised of either single hospital or clinics or a network of medical centers aiming to provide personalized access to emergency, episodic or chronic care. These competitors provide guidance services that primarily include access to their institutions resources. The institutions most often determine which physician will see the patient. Examples include the executive registry of most leading hospitals and clinics and Pinnacle Healthcare.

•
Concierge Medicine generally refers to a model whereby patients essentially pay an annual fee for “special service” rendered primarily by a primary care physician. Individual physicians charge an annual fee to an exclusive set of patients in their region. The program allows primary care doctors to reduce their practice size and increase the time spent with participants in the program. This service is designed for patients who are seeking personalized healthcare alternatives and from physicians who are tired of dealing with health care insurance providers and HMO’s. Examples include MDVIP and MD2.

•
“Best Physician” Identifiers are third parties utilizing a combination of physician rankings by the media and cross references among physicians to identify “best physicians.” Typically, there is a membership fee charged to both the patient (for access) and the physicians (for listing) in these arrangements. Physicians are typically chosen based on the list published by medical institutions with which the physicians are affiliated. Examples include Best Doctors and MediGuide.

•
Web Search Services compile and offer lists of physicians with basic information about each physician. This may includes services that compile lists of physicians and basic information about each physician. An example is WebMD.

•	Billing and Insurance Facilitators services include review of benefits, negotiation of procedures and claim disputes on behalf of the member/patient. An example is Health Advocate.

Intellectual Property

Flagship’s technology platform is considered to be an important strategic asset as it delivers unique benefits to each stakeholder with a consistent focus on the highest levels of service, ease of access, and ease of use. Each component of the platform is designed to provide targeted functionality that streamlines access to critical information and coordinates interaction among the stakeholders. The Company offers the following applications:

•	Member Portal: a secure web application accessed using a standard internet browser, providing the member with access to the following:
Upcoming physician appointments.
Information regarding an appointment including office address, contact information, and notes on what to bring to the visit.
Member discussion forums.
Member referral preferences.
MyMedVault™ (see below).

•
Physician Portal: a secure web application, accessed using a standard internet browser, providing the physician or their authorized personnel with the facilities to review and manage the following information:

Network membership information (such as their biographies, publications, and areas of research).
Appointment calendar.
Discussion area for other physicians in the network.

•
MedCierge™ Workbench: assists the specialist by providing a sophisticated search engine that combines the clinical needs of the member with the unique practice of each physician in the network. The search engine takes into account numerous factors regarding the referral including:

The member’s preferences, such as distance to travel, physician gender, and office access requirements, (e.g., wheel chair access).
The member’s clinical needs.
The physician’s specialty and subspecialty.
Unique procedures and/or disease states the physician has indicated as key areas of excellence.
Numerous other factors, such as hospital affiliations and research interests.

Taking all these factors into account, the search engine produces a list of physicians for the referral. The workbench then facilitates specialist contact with the physician’s office in making an appointment for the member. Appointment details are subsequently available in both the member and physician portals.

•
MyMedVault™: a secure web application accessed using a standard internet browser, providing the member with access and control over a wide variety of personal health information. The information is managed and controlled by the member, but can be made accessible to other stakeholders (such as the police in the event of an emergency, a member’s relatives or network physician) when pre-authorized by the member. MyMedVault™ provides a centralized repository for key member health information, including:

Personal medical history (diagnoses, procedures, allergies, immunizations, etc.).
Family medical history.
Consent and Authorization forms.
Document images, including:
Medical-legal documents including living wills, medical powers of attorney, etc.
Clinical documents including physician summary notes, test results, instruction forms, etc.
Communications Infrastructure: utilizes Computer Telephony Integration, including virtual call distribution to provide 24/7 communications among the stakeholders. This allows Flagship to deploy its knowledge workers (MedCierge™ specialists, on-call doctors, triage nurses, call center supervisors, and others) in a flexible virtual network that minimizes our reliance on any single call center or physical location. All internet communications are protected using the latest security protocols to ensure the integrity and privacy of every communication link within the system.

Employees

We have 28 employees. In addition we use the services of 13 independent contractors. Our employees include: seven employees in sales and marketing, five employees in physician network development, three employees in IT, six employees in the call center, two employees in membership services, and five employees in executive and administrative positions.

Property

The Company does not own any real property. We sublease our office space for our headquarters and for our subsidiary, Flagship, under the same sublease. The office space is located at 432 Park Avenue South, 13th Floor, New York, NY 10016. The total office space is 9,000 square feet for a ten year term through December 2010 for an annual rent of approximately $290,000.

On July 31, 2006, the Company entered into a sublease for office space at 220 West 42nd Street, 23rd and 24th Floors, New York, NY 10036. The total office space is approximately 10,690 square feet for a ten and one half year term through 2016, with variable annual rent increases throughout the lease term, from $205,100 in fiscal year 2006, to $532,644 in fiscal year 2016. The Company believes that this office space will provide sufficient space for their respective operations for the near future.

Legal Proceedings

A former independent contractor (the “Plaintiff”) has filed a lawsuit against the Company, among others. The Plaintiff alleges that he was promised employment with Flagship and performed services for Flagship based on these promises. The Plaintiff is seeking compensatory and punitive damages, including the issuance of additional shares of stock for these services and attorney fees in an aggregate amount of approximately $1,800,000. The Company believes this lawsuit is without merit and intends to defend it vigorously. In management’s opinion the final resolution of this matter will not have material impact on the consolidated financial position or results of operations of the Company.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information concerning each of the directors and executive officers of the Company as of August 15, 2006:

Name	Age	Position
Fred F. Nazem	65	Chairman and CEO
Richard Howard	56	Director
Benjamin Safirstein, MD	66	Director and EVP - Chief Medical Officer
Richard P. Torykian, Sr.	66	Director
Michael Holland	62	Director
Brian Stafford	57	Director
Michael Huckabee	50	Director
Barbara McNeil, MD	64	Director
John H. Flood III	54	President
Philip Barak	54	VP - Chief Financial Officer and Corporate Secretary

________________________

Fred F. Nazem. Mr. Nazem has been the Chairman of the Board of Patients and its Chief Executive Officer since January 2006, and has served in the same capacity for Flagship since February 2004. A venture capitalist since the early 1970’s, he launched Nazem & Lieber in 1981 and Nazem & Company in 1983. Since then he has been the Managing Partner of Nazem & Company. Mr. Nazem has been an entrepreneur, venture capitalist and corporate turnaround specialist for more than 30 years. He has started, financed and guided several dozen companies, including Oxford Health Plan, Cirrus Logic (CRUS), Universal Health Services (UHS), Genesis Health Ventures, Medical Care International, Sportsline.com and Apollo Computers (now part of Hewlett-Packard’s computer division), most of which have become multibillion-dollar enterprises. As Chairman of Oxford Health Plans, he led the reorganization and successful turnaround of the company when it experienced operational and financial difficulties in 1997. Mr. Nazem has a BS in Biochemistry, an MS in Physical Chemistry, and an MBA in Finance and has done doctoral work in Nuclear Physics. Mr. Nazem serves on the Science and Technology Advisory Board of Columbia Presbyterian Medical Center and through the Nazem Family Foundation he has supported many civic, educational and healthcare related causes.

Richard Howard. Mr. Howard has been a Director of Patients since February 2006 and has served in the same capacity for Flagship since November 2004. From July 2004 to August 2005, he was the President of Flagship. From 2003 to 2004, he was the Managing Director of BLH Strategies, a consulting firm that provides management services to companies and nonprofit organizations. From 1985 to 2003, he worked for Genesis Health Ventures, Inc. At various times during his seventeen years with Genesis he served as Vice Chairman, President and Chief Operating Officer. He also served as a member of the Board for all seventeen years. He received a BS in Economics and Corporate Finance from the Wharton School at the University of Pennsylvania.

Benjamin Safirstein, MD. Dr. Safirstein has been a Director and EVP and Chief Medical Officer of Patients since February 2006 and has served in the same capacity for Flagship since February 2004. He did his medical training at The Mount Sinai Hospital of New York, where he was Chief Medical Resident, and his pulmonary training at the Brompton Hospital, London England, as a fellow of the National Tuberculosis Foundation. Dr. Safirstein is board certified in Internal Medicine and pulmonary medicine. Dr Safirstein was a co-founder and Chief Medical Officer of Oxford Health Plans and was a director from 1985 to 2004. He serves as chairman of the Scientific Committee of the Arthur Ashe Foundation, is Founder of the New Jersey Asthma Foundation and is the author of over 50 peer reviewed publications on Respiratory Medicine. Dr. Safirstein received his medical degree from The Chicago Medical School in 1965.

Richard P. Torykian, Sr. Mr. Torykian has been a Director of Patients since February 2006 and has served in the same capacity for Flagship since March 2004. He currently is a Director at Lazard Freres & Company. He is a member of the Board of Sponsors, Mercy Hospital, Rockville Centre, NY and was the founding chairman of the Chaminade High School Development Fund and advisor to the Catholic Big Brothers of New York City. He is a trustee of the Intrepid Sea-Air-Space Museum headquartered aboard the USS Intrepid. Mr. Torykian received his BA in Chemistry from St. Michaels College in 1961, MS in Chemical Engineering from St. Joseph’s University in 1963 and MBA in Finance from Adelphia University in 1970.

Michael Holland. Michael Holland has been a Director of Patients since February 2006 and has served in the same capacity for Flagship since November 2004. He is the Chairman of Holland & Company, a private investment firm he founded in 1995 in New York City and the President and Founder of the Holland Balanced Fund. He began his career at J.P. Morgan in 1968 where he spent twelve years managing both equity and fixed income assets for major institutional clients as well as wealthy individuals. He served as Chief Executive Officer of First Boston Asset Management in the early 1980’s and later served as Chairman of Salomon Brothers Asset Management. Mr. Holland has been Chairman of a number of mutual funds, a General Partner of the Blackstone Group and a CEO of Blackstone Alternative Asset Management, and is the former Vice Chairman of Oppenheimer & Co., Inc. He is on the Board of The China Fund, a NYSE-listed company, the Vanguard Charitable Endowment and the State Street Master Trust Fund. Mr. Holland graduated from Harvard University with a concentration in English in 1966. In 1968 he received his M.B.A. in finance from Columbia University.

Brian Stafford. Mr. Stafford has been a Director of Patients since February 2006 and has served in the same capacity for Flagship since November 2004. He was Director of the United States Secret Service from March 1999 until he retired in January 2003. Mr. Stafford began his tenure with the Secret Service in 1971 as a field office special agent rising in the ranks during his career to supervisory position in both protective and investigative assignments, including Special Agent in Charge of the Presidential Protection Division. Mr. Stafford serves on the Board of Trustees of Mount Union College in Alliance, Ohio where he received a BA degree in 1969 and an honorary Doctorate in Human Letters.

Michael Huckabee. Governor Huckabee has been a Director of Patients since February 2006 and has served in the same capacity for Flagship since September 2005. A significant part of his adult life was spent as a pastor and denominational leader. Michael Huckabee was first elected lieutenant governor of Arkansas in 1993 and has served as governor since July 1996. Governor Huckabee is recognized as a national leader in the areas of education reform and health care reform. He became chairman of the National Governors Association in July 2005 and will serve as the leader of the nation’s governors until July 2006. Governor Huckabee is also the chairman of the Education Commission of the States until July 2006. In addition, he is the immediate past president of the Council of State Governments and the immediate past state co-chairman of the Delta Regional Authority. Governor Huckabee is also a former chairman of the Southern Regional Education Board, the Southern Grown Policies Board, the Southern Technology Council and the Southern International Trade and the Interstate Oil & Gas Compact Commission. Governor Huckabee’s fourth book, “Quit Digging your Grave with a Knife and Fork” was released in May 2005 and has received favorable reviews. In 1975, Governor Huckabee graduated magna cum laude from Ouachita Baptist University in Arkadelphia, Arkansas and attended Southwestern Baptist Theological Seminary from 1976 to 1977.

Barbara McNeil, MD. Dr. Barbara McNeil has been a Director of Patients since February 2006 and has served in the same capacity for Flagship since December 2005. She has worked in the fields of health policy and radiology (nuclear medicine) for over 25 years at Harvard Medical School and the Brigham and Women’s Hospital. She serves on the Board of Cardiovascular Therapeutics (CVTX); in this capacity she serves on the Audit Committee and is chair of the Nominating and Governance Committee. She is also on the Board of Edwards Lifesciences Corp. (EW). Prior to this Dr. McNeil was the founding head of the Department of Health Care Policy at Harvard Medical School, the largest research unit in this area at Harvard University for over ten years she ran the Center for Cost-Effective Care at the Brigham and Women’s Hospital. Dr. McNeil practices nuclear medicine at the Brigham and Women’s Hospital and works actively with the chief of the department on general strategic issues within radiology. She received her AB degree from Emmanuel College in 1962 and her MD in 1966 and PhD degree in 1972 from Harvard University. She also attended the Advanced Management Program (AMP) at Harvard Business School in 1986. At Harvard Medical School she was one of the first tenured women.

John H. Flood III. Mr. Flood has been the President of Patients and Flagship since May 2006. He had been an EVP and Chief Marketing Officer of Patients & Physicians since February 2006 and had served in the same capacity for Flagship since February 2005. For the six months prior, he served as a consultant to the Company. From 1994 - 2004 Mr. Flood was the managing partner of Flood Donohue Johnston & McShane where he specialized in transactional law, negotiated physician employment contracts and also practiced in the areas of sports and entertainment law. From 1984 - 1994 he worked for NFL Properties, the centralized marketing company of the National Football League where he served as company counsel, Executive Vice President of Business Affairs and President. While at NFL Properties, the company grew from relatively modest sales in 1984 to over a billion dollars in retail sales by 1994. Mr. Flood has served on the Nominating Committee for the Harvard University Board of Overseers, Harvard University’s New York Schools and Scholarships Committee, has been a Board Member and Selector of the Lawrenceville School Alumni Association and has served as a Board Member of St. Michael’s Heart Research Institute in Newark, NJ. He received his AB in Psychology from Harvard University and his JD from the University of Virginia School of Law. He is admitted to the bar in the states of New York and New Jersey.

Philip Barak. Mr. Barak has been the VP - Chief Financial Officer and Corporate Secretary of Patients since February 2006 and has served in the same capacity for Flagship since February 2004. For over the past twenty years he has been a General Partner and Chief Financial Officer of Nazem & Company, a venture capital firm founded in 1976. During that time he served on the Boards of Directors of several public and private companies and worked with venture backed companies in structuring and negotiating financings. He holds a BS in Accounting from Rider University and is a Certified Public Accountant and a member of the AICPA and NYSSCPA.

Audit Committee

On July 31, 2006, the Company adopted an Audit Committee Charter. The Audit Committee is responsible for making recommendations to the Board as to the selection and independence of our external auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor and determining the nature and extent of problems, if any, presented by such audit warranting consideration by our Board. The current members of the Audit Committee are Mr. Michael Holland, Chairman, Mr. Brian Stafford and Mr. Richard Torykian. Membership on the Audit Committee is intended to be restricted to directors who are independent of management and free from any relationship that, in the opinion of the Board, could interfere with the exercise of independent judgment as a committee member.

Compensation Committee

On July 31, 2006, the Company adopted a Compensation Committee Charter. The Compensation Committee is authorized to review and make recommendations to the Board on all matters regarding the remuneration of our executive officers, including the administration of our compensation plans. The Compensation Committee is currently comprised of three members. Currently, the Compensation Committee is comprised of: Mr. Brian Stafford, Chairman, Mr. Richard Howard and Dr. Barbara McNeil.

Corporate Governance and Nominating Committee

On July 31, 2006, the Company adopted a Corporate Governance and Nominating Committee Charter. The Corporate Governance and Nominating Committee is authorized to review and make recommendations to the Board regarding matters concerning corporate governance; review the composition and evaluate the performance of the Board and recommend persons for election to the Board and evaluate director compensation. The Corporate Governance and Nominating Committee is currently comprised of three members. The members of the Corporate Governance and Nominating Committee are Richard Torykian, Chairman, Fred Nazem and Benjamin Safirstein, MD.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its Common Stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, the Company believes that, during 2005, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

Code Of Ethics

On July 31, 2006, the Company adopted a Code of Ethics for all its employees including its executive officers.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the executive officers of Flagship, who now serve as executive officers of Patients, whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated, with respect to services rendered by such persons.

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION					LONG-TERM COMPENSATION
						Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award ($)	Securities Underlying Options/ SARS (#)	LTIP Payouts ($)	All Other Compen- sation ($)

Fred Nazem Chief Executive Officer (3)	2005 2004 2003	275,000 208,333 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Stephen J. O’Brien, MD, (1)(3)	2005 2004 2003	265,150 125,000 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Richard Howard President (2)	2005 2004 2003	166,667 135,417 0	0 0 0	0 0 0	0 0 0	0 750,000 0	0 0 0	0 0 0

John H. Flood III President (4)	2005 2004 2003	272,610 0 0	0 0 0	0 0 0	0 0 0	800,000 750,000 0	0 0 0	0 0 0

Benjamin Safirstein, MD EVP-Chief Medical Officer (3)	2005 2004 2003	200,000 137,500 0	0 0 0	0 0 0	0 0 0	200,000 1,000,000 0	0 0 0	0 0 0

Philip Barak VP-Chief Financial Officer	2005 2004 2003	186,345 0 0	0 0 0	0 0 0	0 0 0	0 100,000 0	0 0 0	0 0 0

(1) Effective November 8, 2005, Stephen J. O’Brien, MD resigned as an officer and director of Flagship. He will not be an officer or director of Patients.

(2) Effective August 31, 2005, Richard Howard resigned as President.

(3) All 2004 compensation was paid in common stock.

(4) Effective May 2, 2006 John H. Flood III was appointed President. Prior to this, Mr. Flood was the EVP - Sales and Marketing.

The following table sets forth information concerning individual grants of stock options during the fiscal year ended December 31, 2005 to the persons listed in the Summary Compensation Table above:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options/SARS Granted (#)	% Total Options/SARS Granted To Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date
Benjamin Safirstein MD	200,000	6.91%	$0.20	June 20, 2015
John H. Flood III	800,000	27.64%	$0.20	June 20, 2015

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

No awards were made to persons named in the Summary Compensation Table pursuant to a long-term incentive plan in the fiscal year ended December 31, 2005.

Stock Option Plan

On August 14, 2006, Patients adopted an Amended and Restated 2006 Stock Option and Grant Plan (the “Plan”), and the Plan amended and restated the Flagship Healthcare Management, Inc. 2004 Stock Option and Grant Plan in its entirety. The purpose of the Plan is to encourage and enable the employees, and directors of Patients to acquire a proprietary interest in Patients. It is anticipated that providing such persons with a direct stake in Patients welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with and further the interests of the Company. The maximum aggregate number of shares of Common Stock reserved and available for issuance under the Plan is 7,787,250 shares of Common Stock. All such shares of Common Stock available for issuance under the Plan shall be available for issuance as Incentive Stock Options.

Compensation Of Directors

The independent directors of the Company receive an initial grant of stock options to purchase 100,000 shares of Common Stock with an exercise price equal to the fair market value. The options vest 25,000 shares on the date of grant and the remainder ratably over three years from the date of each director joining the Board for as long as the board member is a member of our board as of such date. The option shall have a term of ten years from the date of grant. Independent directors are also reimbursed for out-of-pocket expenses in connection with attendance at board meetings and committee meetings.

Employment Agreements

The Company does not have formal employment agreements with its other employees. However all members of management and other key employees have limited employment letter agreements with Flagship that stipulate the amount of annual compensation, other employment benefits, and participation in the Company’s stock option plan. There are currently no agreements with any employees with regards to severance. All members of management and other key employees have signed an Inventions, Confidentiality and Non-Competition Agreement with the Company.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of August 15, 2006, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company’s Common Stock, (ii) all directors and officers individually and all directors and officers as a group. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

Name and Address of Beneficial Owner*	Amount of Beneficial Ownership	Percentage of Class

Fred Nazem	22,194,351 (1)	37.82%
Stephen J. O’Brien, MD 300 North Street Greenwich, CT 06830	11,316,230 (2)	19.83%
Laurus Master Fund, Ltd. c/o M&C Corporate Services Limited P.O. Box 309 GT Ugland House George Town South Church Street Grand Cayman, Cayman Islands	7,778,536 (3)	12.50%
John H. Flood, III	4,035,034 (4)	6.86%
Benjamin Safirstein, MD	2,113,568 (5)	3.70%
Richard Howard	702,083 (4)(9)	1.23%
Philip Barak	575,000 (7)	1.01%
Brian Stafford	126,923 (8)	.22%
Richard Torykian	50,000 (8)	.09%
Michael Holland	126,923 (8)	.22%
Michael Huckabee	25,000 (9)	.04%
Barbara McNeil, MD	25,000 (9)	.04%
All Directors and Officers as a Group (10 persons)	29,923,882	49.32%
*Except as otherwise noted, the address is that of the Company

(1)           Includes 372,263 shares held by Nazem, Inc., a company that Mr. Nazem owns 100%, the conversion of a $1,000,000 Secured Convertible Term Note at $0.90 per share into 1,111,111 shares of Common Stock, the exercise of 499,230 Common Stock warrants exercisable at $0.92 per share, 25,944 shares held in the Alexander Gharib Nazem Trust and 25,944 shares held in the Taraneh Gharib Nazem Trust, Mr. Nazem’s children. Susie Gharib Nazem, Mr. Nazem’s wife is the Trustee of the Trusts. Mr. Nazem disclaims beneficial ownership of the shares held in trust for his children.

(2)           Dr. O’Brien has entered into a Voting Trust Agreement whereby the Board has the right to vote all of the shares owned by Dr. O’Brien.

(3)           Includes the conversion of a $4,100,000 Secured Convertible Term Note at $0.90 per share into 4,555,555 shares of Common Stock and the exercise of 621,118 Common Stock warrants exercisable at $0.92 per share.

(4)           Includes the conversion of a $500,000 Secured Convertible Term Note at $0.90 per share into 555,556 shares of Common Stock and the exercise of 249,617 Common Stock warrants exercisable at $0.92 per share held by OldIron Sports and Entertainment Company, Inc., of which Mr. Flood is a 50% owner, and 200,000 vested options exercisable at $0.20 per share.

(5)           Includes the conversion of a $50,000 Secured Convertible Term Note at $0.90 per share into 55,556 shares of Common Stock and the exercise of 13,441 Common Stock warrants exercisable at $0.92 per share, and 1,300,000 shares held by the Safirstein Family Trust 1991 for the benefit of Dr. Safirstein’s children. Sheila Safirstein, Dr. Safirstein’s wife, is the Trustee of the Trust. Dr. Safirstein disclaims beneficial ownership of these shares.

(6)           Not used.

(7)           Includes 75,000 options exercisable at $0.035 per share.

(8)           Includes 50,000 options exercisable at $0.20 per share.

(9)           Includes 25,000 options exercisable at $0.90 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2005, Flagship issued 3,031,250 shares of common stock to certain members of management to settle $606,250 of compensation costs accrued during the year ended December 31, 2004. The stock was issued at $0.525 per share and resulted in additional compensation expense of approximately $985,156. The individuals receiving common stock included Fred F. Nazem, co-founder, Chairman and Chief Executive Officer, Dr. Stephen J. O’Brien, co-founder and former officer, Richard Howard, director and former President, and Dr. Benjamin Safirstein, director and EVP- Chief Medical Officer of the Company.

Mr. Fred F. Nazem, is the sole stockholder and President of Nazem, Inc. From its inception through August 2005, Flagship occupied space in the Nazem, Inc. offices. During that time, Flagship paid monthly rent of $5,940 to Nazem, Inc. for the use of such space. In addition, Nazem, Inc. incurred certain operating expenses on behalf of Flagship and Flagship reimbursed Nazem, Inc., for the payment of such expenses on its behalf.

On several occasions during the past two years, Fred F. Nazem made loans to Flagship for working capital needs. The following summarizes these loans and their status: (i) a loan of $250,000 was made in December 2004 and repaid in February 2005; (ii) a loan of $10,000 was made in January 2005 and is still outstanding; (iii) loans of $200,000 made in July 2005, $500,000 made in August 2003 and $300,000 was made in September 2005; all of which were converted into the Junior Convertible Notes.

In July 2005, OldIron Sports and Entertainment Company, Inc. loaned Flagship $500,000. This loan was converted into the Junior Convertible Notes. Mr. John H. Flood, III, President of the Company, owns 50% of OldIron Sports and Entertainment Company, Inc.

In December 2005, Mr. John H. Flood, III loaned Flagship $75,000 for working capital purposes. This loan was repaid in February 2006.

In November 2005, Dr. Benjamin Safirstein, Director and EVP- Chief Medical Officer, loaned Flagship $50,000. This loan was converted into the Junior Convertible Notes.

As part of the Laurus Convertible Note, Fred F. Nazem and John H. Flood, III and certain shareholders (the “Guarantors”) of the Company, provided a limited guarantee of the Company’s obligation to Laurus. The Guarantors received an aggregate of 1,951,596 shares of Common Stock and warrants to purchase 465,839 shares of Common Stock for providing such guaranty.

In January 2006, Dr. Mark Gardy and Dr. Roger London, employees of Flagship, each loaned the Flagship $100,000. These loans were converted into the Junior Convertible Notes.

DESCRIPTION OF SECURITIES

General

Patients' authorized capital stock currently consists of 125,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 (“Preferred Stock”). As of the date of this Registration Statement, 55,884,347 shares of Common Stock are issued and outstanding. No shares of Preferred Stock are currently issued and outstanding. The following statements relating to the capital stock set forth the material terms of these securities; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, Patients' Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to Patients' SEC reports.

Common Stock

Holders of shares of Patients' Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore.

In the event of any liquidation, dissolution or winding up, the holders of Common Stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of preferred stock and the Security Interest of Laurus. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Holders of Common Stock have no preemptive rights to purchase our Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to our Common Stock.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board shall have the full authority to determine and state the designations and the relative rights (including, if any, par value, conversion rights, participation rights, voting rights, dividend rights, and stated, redemption and liquidation values), ranking preferences, limitations and restrictions of each such series by the adoption of resolutions prior to the issuance of each such series authorizing the issuance of such series. All shares of Preferred Stock of the same series shall be identical with each other in all respects, except with respect to the right to receive dividends which may vary depending on the date of purchase.

Warrants

In connection with the Convertible Notes issued on January 30, 2006, the Company issued warrants to purchase 1,902,174 shares of common stock at an exercise price of $0.92 per share. The warrants have a term of seven years.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s Common Stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117.

SHARES ELIGIBLE FOR FUTURE SALE

We had outstanding 55,884,347 shares of Common Stock as of the date of this Prospectus. All 18,960,014 shares of Common Stock registered pursuant to this Prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of our Common Stock then outstanding; or

(2) the average weekly trading volume of the Company’s Common Stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Future sales of substantial amounts of our Common Stock in the public market following the Offering, or the possibility of these sales occurring, could affect prevailing market prices for our Common Stock or could impair our ability to raise capital through an offering of equity securities.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of June 30, 2006. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the Prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement, which includes this Prospectus.

Selling Stockholder	Natural Person	Number of Shares Beneficially Owned Prior to Offering (*)	Number of Shares Offered (**)	Number of Shares Beneficially Owned After Offering
Fred F. Nazem (1)		22,194,351	3,730,059	18,464,292
Benjamin Safirstein, M.D. (2)		2,113,568	126,068	1,987,500
John H. Flood III (3)		4,035,034	1,865,034	2,170,000
Laurus Master Fund, Ltd. (4)	(10)	7,778,536	7,778,536	0
Common Solutions, LLC (11)	Reed Petersen	780,000	780,000	0
The Equitis Group (11)	Todd Heinzl	420,000	420,000	0
Daniel Keller (5)		252,135	252,135	0
Brandon Fradd (6)		1,260,675	1,260,675	0
Joseph Gatti (5)		252,135	252,135	0
John Keating (5)		252,135	252,135	0
Valhalla Investment Partners, LP (7)	Christopher Moody	630,337	630,337	0
Roger London, M.D. (5)		252,135	252,135	0
Mark Gardy, M.D. (5)		252,135	252,135	0
Edward Giles (5)		252,135	252,135	0
Pike Sullivan (5)		252,135	252,135	0
Jack Diamond (8)		247,002	181,308	65,694
Christopher Moody (9)		211,526	211,526	0
Neil Moody (9)		211,526	211,526	0

Total		41,647,500	18,960,014	22,687,486

*Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to its shares of Common Stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders. In addition, the number of shares includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

**Assumes the sale of all shares of Common Stock offered hereby and no other transactions in the Common Stock by the selling stockholders of their affiliates. Stockholders are not required to sell their shares.

1.
Includes 372,263 shares held by Nazem, Inc., a company that Mr. Nazem owns 100%, the conversion of a $1,000,000 Secured Convertible Term Note at $0.90 per share into 1,111,111 shares of Common Stock, the exercise of 499,230 Common Stock warrants exercisable at $0.92 per share, 25,944 shares held in the Alexander Gharib Nazem Trust and 25,944 shares held in the Taraneh Gharib Nazem Trust, Mr. Nazem’s children. Susie Gharib Nazem, Mr. Nazem’s wife is the Trustee of the Trusts. Mr. Nazem disclaims beneficial ownership of the shares held in trust for his children.

2.
Includes the conversion of a $50,000 Secured Convertible Term Note at $0.90 per share into 55,556 shares of Common Stock and the exercise of 13,441 Common Stock warrants exercisable at $0.92 per share, and 1,300,000 shares held by the Safirstein Family Trust 1991 for the benefit of Dr. Safirstein’s children. Sheila Safirstein, Dr. Safirstein’s wife, is the Trustee of the Trust. Dr. Safirstein disclaims beneficial ownership of these shares.

3.
Includes the conversion of a $500,000 Secured Convertible Term Note at $0.90 per share into 555,556 shares of Common Stock and the exercise of 249,617 Common Stock warrants exercisable at $0.92 per share held by OldIron Sports and Entertainment Company, Inc., of which Mr. Flood is a 50% owner, and 200,000 vested options exercisable at $0.20 per share.

4.
Includes the conversion of a $4,100,000 Secured Convertible Term Note at $0.90 per share into 4,555,555 shares of Common Stock and the exercise of 621,118 Common Stock warrants exercisable at $0.92 per share.

5.
Includes the conversion of a $100,000 Secured Convertible Term Note at $0.90 per share into 111,111 shares of Common Stock and the exercise of 27,174 Common Stock warrants exercisable at $0.92 per share.

6.
Includes the conversion of a $500,000 Secured Convertible Term Note at $0.90 per share into 555,556 shares of Common Stock and the exercise of 135,870 Common Stock warrants exercisable at $0.92 per share.

7.
Includes the conversion of a $250,000 Secured Convertible Term Note at $0.90 per share into 277,778 shares of Common Stock and the exercise of 67,935 Common Stock warrants exercisable at $0.92 per share.

8.	Includes the exercise of 116,460 Common Stock warrants exercisable at $0.92 per share.

9.	Includes the exercise of 40,761 Common Stock warrants exercisable at $0.92 per share.

10.
The Fund is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund registered in this Registration Statement, as amended.

11.	Pursuant to the terms of the Share Exchange, the brokers received an aggregate of 1,200,000 shares of Common Stock.

PLAN OF DISTRIBUTION

The Registration Statement relates to the Offering of 18,960,014 shares of Common Stock owned by the selling stockholders. The Company will not receive any proceeds from the sale of such shares, although the Company will receive proceeds from the exercise of certain outstanding warrants. The selling stockholders will sell their Common Stock at the prevailing market prices or at privately negotiated prices. These shareholders may be underwriters as defined by the Securities Act.

The selling stockholders have advised us that the sale or distribution of our Common Stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of Common Stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of Common Stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales after this Registration Statement becomes effective;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box after this Registration Statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the ledge or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the ledge, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, ledge or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of Common Stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the ledge, transferee or other successors in interest as selling stockholders under this Prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of Common Stock, they will be subject to the Prospectus delivery requirements of the Securities Act.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of Common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such selling stockholders are distributing shares covered by this Prospectus. The selling stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying Registration Statement must be filed with the SEC.

LEGAL MATTERS

The legality of the issuance of the shares of Common Stock offered in this Prospectus will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP.

EXPERTS

The balance sheet of Flagship as of December 31, 2005 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005, included in this Prospectus, have been included herein on the reliance of the report, dated March 31, 2006, of J.H. Cohn LLP (“JH Cohn”), independent registered public accounting firm, which included an explanatory paragraph relating to Flagship’s ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 8, 2006, shortly after the Share Exchange with Flagship, Malone & Bailey, Patients independent auditors, were dismissed and were replaced by JH Cohn. Malone & Bailey had audited Patients financial statements for the two years ended December 31, 2005 and reviewed the financial statements for the three months ended March 31, 2006. Our Audit Committee decided to retain JH Cohn which has reviewed Patients condensed consolidated financial statements for the six months ended June 30, 2006. The reports of Malone & Bailey on the financial statements of Patients for the two most recently completed fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with their audit for the two most recent fiscal years ended December 2005, there have been no disagreements with Patients on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Malone & Bailey, would have caused them to make reference thereto in their report on the financial statements for such years. During our two most recent fiscal years, and the subsequent interim period through the date Malone & Bailey was dismissed, Malone & Bailey did not advise the Company as to any reportable events as defined in Item 304(a)(1)(iv)(B) of Regulation S-B. We requested that Malone & Bailey furnish a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated August 8, 2006, was filed as an exhibit to Patient’s Form 8-K/A filed with the SEC on August 8, 2006.

On August 8, 2006, Patients engaged JH Cohn to be its independent registered public accounting firm. During the two most recent fiscal years ended December 31, 2005 and the six months ended June 30, 2006, Patients had not consulted with JH Cohn regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Patients financial statements, and either a written report was provided to Patients or oral advice was provided that JH Cohn concluded was an important factor considered by Patients in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) of Regulation S-B and the related instructions thereto.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the securities offered by this Offering. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the securities offered in this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

We are subject to the information and reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC pursuant to the Securities Act. The registration statement and other information may be read and copied with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Patients & Physicians, Inc.

Index to Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets, as of June 30, 2006 (unaudited) and December 31, 2005	F-2

Condensed Consolidated Statements of Operations, for the three and six months ended June 30, 2006 and 2005 and for the period from inception (July 9, 2002) to June 30, 2006 (unaudited)	F-3

Condensed Consolidated Statement of Stockholders’ Equity (Deficit), for the period from inception (July 9, 2002) to June 30, 2006 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows, for the six months ended June 30, 2006 and 2005 and for the period from inception (July 9, 2002) to June 30, 2006 (unaudited)	F-6

Notes to Condensed Consolidated Financial Statements (unaudited)	F-7 - F-19

Patients & Physicians, Inc. and Subsidiary
(formerly known as Finity Holdings, Inc.)
(A Development Stage Company)
Condensed Consolidated Balance Sheets
As of June 30, 2006 (unaudited) and December 31, 2005

ASSETS	June 30, 2006 (Unaudited)	December 31, 2005 (Note 2)
Current Assets:
Cash and cash equivalents	$3,808,468	$138,344
Prepaid expenses and other current assets	178,681	327,978
Total current assets	3,987,149	466,322

Property and equipment, net	536,695	581,165
Debt issuance costs, net	197,993	58,379
Restricted cash	135,000	135,000

Total assets	$4,856,837	$1,240,866

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$230,426	$534,651
Accrued liabilities	257,502	354,748
Bank overdraft	-	68,478
Due to stockholder	-	18,130
Notes payable, current portion	4,608,508	2,850,000
Total current liabilities	5,096,436	3,826,007

Notes payable, net of current portion	1,047,531	-

Total liabilities	6,143,967	3,826,007

COMMITMENTS AND CONTINGENCIES

Redeemable Series A Convertible Preferred Stock;
$0.001 par value, 10,948,906 shares authorized, 0 shares issued and outstanding at June 30, 2006 and 10,948,906 shares authorized, 7,255,042 shares issued and outstanding (liquidation value of $1,987,881) at December 31, 2005	-	1,827,639

Redeemable Series B Convertible Preferred Stock;
$0.001 par value, 7,692,308 shares authorized, 0 shares issued and outstanding at June 30, 2006 and 7,692,308 shares authorized, 5,205,768 shares issued and outstanding (liquidation value of $3,383,748) at December 31, 2005	-	3,350,988

Stockholders’ Deficit:
Preferred stock, $0.001 par value: 5,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2006 and 11,358,786 shares authorized, 0 shares issued and outstanding at December 31, 2005	-	-
Common stock, $0.001 par value: 125,000,000 shares authorized, 55,884,347 shares issued and outstanding at June 30, 2006 and 70,000,000 shares authorized, 34,567,560 shares issued and outstanding at December 31, 2005	55,884	34,567
Additional paid-in capital	16,617,415	3,652,905
Deficit accumulated during the development stage	(17,960,429)	(11,451,240)

Total stockholders’ deficit	(1,287,130)	(7,763,768)

Total liabilities and stockholders’ deficit	$4,856,837	$1,240,866

See Notes to Condensed Consolidated Financial Statements

Patients & Physicians, Inc. and Subsidiary
(formerly known as Finity Holdings, Inc.)
(A Development Stage Company)
Condensed Consolidated Statements of Operations
For the three and six months ended June 30, 2006 and 2005 and for the period from inception (July 9, 2002) to June 30, 2006
(unaudited)

	Three Months Ended June 30 (Unaudited)		Six Months Ended June 30 (Unaudited)		For the period from inception (July 9, 2002) to June 30,
	2006	2005	2006	2005	2006 (Unaudited)

Subscription revenue	$10,172	$-	$17,186	$-	$22,380
Costs of revenue	1,523	-	3,721	-	6,371

Gross profit	8,649	-	13,465	-	16,009

Operating expenses:
Membership services	769,156	601,395	1,510,250	1,125,071	4,723,550
Selling, general and administrative	1,505,178	2,035,123	3,002,476	2,851,786	10,416,146
Depreciation and amortization	33,997	48,930	85,119	158,529	375,406
Impairment of long-lived assets	-	-	-	-	492,054

Total operating expenses	2,308,331	2,685,448	4,597,845	4,135,386	16,007,156

Loss from operations	(2,299,682)	(2,685,448)	(4,584,380)	(4,135,386)	(15,991,147)

Interest income	14,343	3,048	25,907	5,119	38,643
Amortization of debt discounts and debt issuance costs	(1,008,454)	-	(1,673,368)	-	(1,673,368)
Interest expense	(179,920)	(125)	(277,348)	(1,900)	(334,557)

Loss before provision for income taxes	(3,473,713)	(2,682,525)	(6,509,189)	(4,132,167)	(17,960,429)

Provision for income taxes	-	-	-	-	-

Net loss	$(3,473,713)	$(2,682,525)	$(6,509,189)	$(4,132,167)	$(17,960,429)
Accretion of preferred stock	(187,052)	(5,995)	(193,858)	(11,557)
Net loss attributable to common stockholders	$(3,660,765)	$(2,688,520)	$(6,703,047)	$(4,143,724)

Weighted average number of shares outstanding, basic and diluted	43,220,608	34,567,310	41,513,065	33,562,476

Net loss per share, basic and diluted	$(0.08)	$(0.08)	$(0.16)	$(0.12)

See Notes to Condensed Consolidated Financial Statements

Patients & Physicians, Inc. and Subsidiary
(formerly known as Finity Holdings, Inc.)
(A Development Stage Company)
Condensed Consolidated Statements of Stockholders’ Equity (Deficit)
For the period from inception (July 9, 2002) to June 30, 2006 (unaudited)

	Common Stock			Deficit Accumulated	Total
	Shares	Amount	Additional Paid-in Capital	During the Development Stage	Stockholders’ Equity (Deficit)
Balances at July 9, 2002 (inception)	-	$-	$-	$-	$-
Issuance of common stock to founders at $0.001 per share in August 2002	16,000,000	16,000	-	-	16,000
Sale of common stock at $0.044 per share in August 2002	2,857,150	2,857	122,143	-	125,000
Net loss	-	-	-	(107,271)	(107,271)
Balances at December 31, 2002	18,857,150	18,857	122,143	(107,271)	33,729
Issuance of common stock in exchange for goods and services at $0.056 per share in August 2003	13,678,910	13,679	746,321		760,000
Issuance of common stock to employees at $0.056 per share in August 2003	1,510,000	1,510	82,386		83,896
Cancellation of founders’ shares at $0.001 per share in August 2003	(3,510,000)	(3,510)	3,510	-	-
Issuance of options to purchase common stock to employees for services	-	-	37,243	-	37,243
Net loss	-	-	-	(495,895)	(495,895)
Balances at December 31, 2003	30,536,060	30,536	991,603	(603,166)	418,973
Exercise of stock options at $0.035 per share in August 2004	1,000,000	1,000	34,000	-	35,000
Value of warrants issued in connection with the sale of Redeemable Series A Convertible Preferred Stock	-	-	143,066	-	143,066
Accretion of Redeemable Series A Convertible Preferred Stock	-	-	(16,223)	-	(16,223)
Issuance of options to purchase common stock to employees for services	-	-	95,162	-	95,162
Issuance of options to purchase common stock to non-employees for services	-	-	275,951	-	275,951
Net loss	-	-	-	(3,248,897)	(3,248,897)
Balances at December 31, 2004	31,536,060	31,536	1,523,559	(3,852,063)	(2,296,968)
Exercise of stock options at $0.20 per share in September 2005	250	-	50	-	50
Accretion of Redeemable Series A Convertible Preferred Stock	-	-	(19,473)	-	(19,473)
Accretion of Redeemable Series B Convertible Preferred Stock	-	-	(4,255)	-	(4,255)
Stock issued in lieu of compensation at $0.525 per share in March 2005	3,031,250	3,031	1,588,375	-	1,591,406
Issuance of options to purchase common stock to employees for services	-	-	243,470	-	243,470
Issuance of options to purchase common stock to non-employees for services	-	-	321,179	-	321,179
Net loss	-	-	-	(7,599,177)	(7,599,177)
Balances at December 31, 2005	34,567,560	34,567	3,652,905	(11,451,240)	(7,763,768)
Allocation of value to common stock, issued in connection with convertible debt financing	7,968,950	7,969	3,215,420	-	3,223,389
Allocation of value to warrants issued in connection with convertible debt financing	-	-	522,289	-	522,289
Allocation of value to beneficial conversion feature in connection with convertible debt financing	-	-	3,043,692	-	3,043,692
Conversion of Redeemable Series A Convertible Preferred Stock in connection with merger	7,755,481	7,755	2,117,244	-	2,124,999
Conversion of Redeemable Series B Convertible Preferred Stock in connection with merger	5,205,764	5,206	3,379,400	-	3,384,606
Issuance of shares in connection with merger	174,092	174	(250)	-	(76)
Exercise of vested options at $0.89 per share in January 2006	2,500	2	2,223	-	2,225
Exercise of vested options at $0.10 per share in May 2006	75,000	75	7,425	-	7,500

Exercise of vested options at $0.20 per share in May 2006	12,500	13	2,487	-	2,500
Exercise of vested options at $0.10 per share in June 2006	110,000	110	10,890	-	11,000
Exercise of vested options at $0.20 per share in June 2006	12,500	13	2,487		2,500
Accretion of Redeemable Series A Convertible Preferred Stock	-	-	(160,241)	-	(160,241)
Accretion of Redeemable Series B Convertible Preferred Stock	-	-	(33,617)	-	(33,617)
Issuance of options to purchase common stock to employees for services	-	-	709,720	-	709,720
Issuance of options to purchase common stock to non-employees for services	-	-	145,341	-	145,341
Net loss	-	-	-	(6,509,189)	(6,509,189)
Balances at June 30, 2006 (unaudited)	55,884,347	$55,884	$16,617,415	$(17,960,429)	$(1,287,130)

See Notes to Condensed Consolidated Financial Statements

Patients & Physicians, Inc. and Subsidiary
(formerly known as Finity Holdings, Inc.)
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2006 and 2005 and for the period from inception (July 9, 2002) to June 30, 2006 (unaudited)
(unaudited)

	For the six months ended June 30, 2006 (Unaudited)	For the six months ended June 30, 2005 (Unaudited)	For the period from inception (July 9, 2002) to June 30, 2006 (Unaudited)
OPERATING ACTIVITIES
Net loss	$(6,509,189)	$(4,132,167)	$(17,960,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	855,061	258,135	1,828,066
Amortization of debt discounts and debt issuance costs	1,673,368	-	1,673,368
Depreciation and amortization expense	85,119	158,529	375,406
Common stock issued in exchange for services	-	-	252,084
Preferred stock issued in exchange for services	-	-	85,000
Common stock issued to employees	-	-	83,896
Common stock issued to founders	-	-	16,000
Common stock issued to employees in lieu of compensation	-	985,156	1,591,406
Note payable in lieu of compensation	-	-	165,000
Impairment of long-lived assets	-	-	492,054
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	151,249	(88,500)	(193,125)
Other assets		(4,681)	(135,000)
Due to stockholders	(18,130)	(31,217)	83,759
Accounts payable and accrued liabilities	(470,024)	(22,059)	487,853

Net cash used in operating activities	(4,232,546)	(2,876,804)	(11,154,662)

INVESTING ACTIVITIES
Purchases of property and equipment	(40,649)	(410,378)	(979,601)

Net cash used in investing activities	(40,649)	(410,378)	(979,601)

FINANCING ACTIVITIES
Proceeds from issuance of Common Stock	6,017	-	131,017
Proceeds from exercise of stock options	25,725	-	60,775
Proceeds from issuance of Redeemable Series A convertible Preferred Stock	-	-	1,735,000
Costs associated with issuance of Redeemable Series A Convertible Preferred Stock	-	-	(52,871)
Proceeds from exercise of warrants to purchase Redeemable Series A Convertible Preferred Stock	137,120	-	305,001
Proceeds from issuance of Redeemable Series B Convertible Preferred Stock	-	3,383,748	3,383,748
Costs associated with issuance of Redeemable Series B Convertible Preferred Stock	-	(37,015)	(37,015)
Proceeds from issuance of notes payable	4,000,000	10,000	6,935,000
Debt issuance costs	(166,943)	-	(209,324)
Repayments of notes payable	(240,000)	-	(490,000)
Proceeds from issuance of secured convertible term notes, net	4,181,400	-	4,181,400

Net cash provided by financing activities	7,943,319	3,356,733	15,942,731

Net increase in cash and cash equivalents	3,670,124	69,551	3,808,468

Cash and cash equivalents at beginning of period	138,344	3,018	-

Cash and cash equivalents at end of period	$3,808,468	$72,569	$3,808,468

See Notes to Condensed Consolidated Financial Statements

Nature of Business and Basis of Presentation

1.	Nature of Business and Basis of Presentation

Patients & Physicians, Inc. (formerly known as Finity Holdings, Inc.) (“P&P”), was organized on February 5, 1993. Finity Holdings, Inc. formerly operated through two wholly owned subsidiaries, Finity Corporation, a Texas corporation, and Fi-Scrip, Incorporated, a Nevada corporation (“Fi-Scrip”). Finity Holdings, Inc. sold all of its stock in Finity Corp. and Fi-Scrip effective June 5, 2001.

On June 27, 2006, P&P closed an Exchange Agreement (the “Share Exchange”) with all of the stockholders of Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.) (“Flagship”) whereby P&P acquired all of the issued and outstanding capital stock of Flagship and Flagship became a wholly-owned subsidiary of P&P. Upon completion of the Share Exchange, Flagship’s stockholders controlled approximately 99% of the then issued and outstanding common stock. Prior to the Share Exchange, P&P was a shell company. Subsequent to the Share Exchange (see Note 6), P&P’s business activities became the activities of Flagship. As a result of these factors, this transaction has been treated as a reverse merger, and a capital transaction, equivalent to the issuance of stock by Flagship for P&P’s net assets and, accordingly, the historical financial statements prior to June 27, 2006 are those of Flagship. All share and per share data prior to the Share Exchange have been restated to reflect the stock issuances and the effect of the closing of the Share Exchange.

U.S. Open Healthcare Management, Inc. (“USOH”) was incorporated under the laws of the State of New York on July 9, 2002. Flagship was incorporated under the laws of the State of Delaware on February 11, 2004. On February 18, 2004, USOH entered into an Agreement and Plan of Merger (the “Merger”) with Flagship. All of the outstanding shares of USOH common stock were converted into Flagship common stock, and the net assets of USOH were contributed to Flagship.

All references to “Company” shall apply to Patients & Physicians, Inc. and Flagship Patient Advocates, Inc.

The Company’s activities to date have been focused on developing a membership-based specialty healthcare advocacy company providing physician referrals, on a priority basis, emergent care needs and air evacuation to its members, all linked by a sophisticated management system.

As the Company has not yet commenced its principal business operations, at June 30, 2006, the Company is considered to be a development stage company and, as such, the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying condensed consolidated financial statements, Flagship has incurred losses in the development stage totaling $17,960,429 for the period from inception (July 9, 2002) to June 30, 2006. These factors, among others, indicate that there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that the Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow the Company to continue the development of its business plan and satisfy its obligations on a timely basis. Management believes that such cash flows will be funded by additional equity and/or debt financings through the time in which the Company evolves from the development stage and generates sufficient positive cash flows from its operations, if ever. However, there can be no assurance that management’s plans will be able to be achieved.

2.	Summary of Significant Accounting Policies

Interim financial statements

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. However the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company’s financial position and results of operations. The operating results for the three and six months ended June 30, 2006 and 2005 are not necessarily indicative of the results to be expected for any other interim period of the remainder of this or any future year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2005 included in our Definitive Proxy Statement filed with the SEC on June 15, 2006.

Consolidation

The condensed consolidated financial statements include the accounts of P&P and Flagship, its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, if any, and expenses during the reporting period. The accounting estimates that require management’s most difficult and subjective judgments include capitalization of certain assets, depreciable/amortizable lives, impairment of long-lived assets, and the fair value of common stock and options issued for services as well as the allocation of proceeds from the issuance of debt and equity instruments. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period.

The Company has excluded all convertible preferred stock and outstanding stock options from the calculation of diluted loss per share because all such securities are considered anti-dilutive. Accordingly, diluted loss per share equals basic loss per share. The total number of potential common shares excluded from the calculation of diluted loss per share for the three and six months ended June 30, 2006 was 2,830,250 and for the three and six months ended June 30, 2005 was 13,736,108.

Reclassifications

Certain reclassifications have been made in the prior period financial statements to conform to the current period presentation.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments purchased with a maturity at the time of purchase of three months or less to be cash equivalents.
Restricted Cash

Included in other assets on the accompanying condensed consolidated balance sheets as of June 30, 2006 and December 31, 2005 is $135,000, which is being held to secure a letter of credit, related to the Company’s office space operating lease.

Property and Equipment

Property and equipment, consisting principally of computer equipment and capitalized purchased and internally developed software programs, are recorded at cost. Depreciation and amortization are provided, using straight-line methods, in amounts sufficient to relate the cost of depreciable and amortizable assets to operations over their estimated useful lives. Repairs and maintenance are charged to operations as incurred.

The Company has adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires that certain costs incurred in purchasing or developing software for internal use be capitalized as internal use software development costs and included in fixed assets. Amortization of the software will begin when the software is ready for its intended use.

The Company has adopted the SEC’s Staff Accounting Bulletin No. 48, Transfers of Nonmonetary Assets by Promoters or Shareholders. This bulletin requires that transfers of nonmonetary assets or services to the Company by its shareholders in exchange for stock be recorded as the transferors’ historical cost basis determined under GAAP.

Long-Lived Assets

When changes in circumstance require, the Company assesses the likelihood of recovering the cost of long-lived assets based on its expectations of future profitability and undiscounted cash flows. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of long-lived assets.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company reduces credit risk by placing its cash and cash equivalents with major financial institutions with high credit ratings. At times, such amounts may exceed federally insured limits.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107 approximate their carrying amounts presented in the accompanying condensed consolidated balance sheets at June 30, 2006 and December 31, 2005.

The Company had accounted for redeemable preferred stock in accordance with the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 requires the classification of certain financial instruments as liabilities, including instruments issued in the form of shares that are mandatorily redeemable. As the Redeemable Series A and Series B Convertible Preferred Stock issued by the Company were not mandatorily redeemable at a specified or determinable date, or upon an event that is certain to occur, the Company was not required to account for these instruments as liabilities under the provisions of SFAS No. 150 and as such has presented the Redeemable Series A and Series B Convertible Preferred Stock in the mezzanine section of the accompanying condensed consolidated balance sheet at December 31, 2005. All of the outstanding shares of the Redeemable Series A and Series B Convertible Preferred Stock was exchanged for newly issued Patients & Physicians, Inc.’s common stock as a result of the Share Exchange (Note 6).

The Company accounts for derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, (“SFAS No. 133”) which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments imbedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated are based on the exposures hedged. Changes in the fair value of derivative instruments which are not designated as hedges are recognized in earnings as other income (loss). The Company has issued financial instruments which have required a determination of the fair value of certain related derivatives, where quoted market prices were not published or readily available at the date of issuance. The Company bases its fair value determinations on an evaluation of the facts and circumstances and valuation techniques that require judgments and estimates. At June 30, 2006, the Company had no derivative instruments.

Revenue Recognition

The Company recognizes revenues in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB No. 101”) as amended by SEC Staff Accounting Bulletin No. 104, Revenue Recognition, revised and updated (“SAB No. 104”), which stipulates that revenue generally is realized or realizable and earned, once persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. The Company sells memberships to individuals and institutions for access to its healthcare service offerings. The Company recognizes revenue ratably, over the life of the membership. The Company recognized $10,172 and $17,186 of revenue for the three and six months ended June 30, 2006, respectively.

Deferred Revenue

At June 30, 2006 and December 31, 2005, the Company had deferred revenue of $24,833 and $9,389, respectively, reflected in accrued liabilities.

Stock-Based Compensation

The name of the plan is the Flagship Healthcare Management, Inc. 2004 Stock Option and Grant Plan (the “Plan”) and will be adopted by P&P. The purpose of the Plan is to encourage and enable the employees, directors and consultants of the Company, and its Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with and further the interests of the Company. The Company has reserved 9,000,000 shares of common stock for issuance under the terms of the Plan.

The Company accounts for share-based compensation to employees and directors in accordance with SFAS No. 123I (revised 2004), Share-Based Payment (“SFAS No. 123I”), which requires the recognition of compensation expense for employee stock options and other share-based payments. SFAS No. 123I was issued in December 2004. Under this method of adoption, expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant.

The Company has accounted for non-employee compensation expense in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”), which requires non-employee stock options to be measured at their fair value as of the earlier of the date at which a commitment for performance to earn the equity instruments is reached (“performance commitment date”) or the date at which performance is complete (“performance completion date”). Accounting for non-employee stock options which involve only performance conditions when no performance commitment date or performance completion date has occurred as of the interim financial reporting date requires measurement at the instruments then-current fair value.

The Company has followed the guidance outlined in FASB Interpretations (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”) as it relates to computing expense when appreciation rights vest over time. As of June 30, 2006, the Company accounted for 2,335,000 options under the guidance of EITF 96-18.

The fair value of each stock option grant to employees is estimated on the date of grant. The fair value of each stock option grant to non-employees is estimated on the applicable performance commitment date, performance completion date, or interim financial reporting date. A Black-Scholes option-pricing model, applying the following weighted average assumptions, was used to estimate the fair value for employee and non-employee stock options issued during each of the applicable fiscal years:

	Six months ended June 30, 2006	Six months ended June 30, 2005
Dividend yield	0.00%	0.00%
Expected volatility	68.83%	80.67%
Risk-free rate	4.58% to 5.15%	3.91% to 4.50%
Expected life of options	10 years	10 years

The Company has made an evaluation as to which options or other equity instruments will ultimately vest and assumed a forfeiture rate of 20% when computing employee stock option expense for 2006 and 2005.

Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.
Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. The statement requires additional disclosures in the financial statements for certain items; it does not affect the Company’s financial position or results of operations. The Company had no comprehensive income (loss) items for the period from inception (July 9, 2002) to June 30, 2006.

3.	Stock-Based Compensation

The Company recognized compensation expense of $110,061 and $52,210 for the three months ended June 30, 2006 and 2005, respectively, and $645,874 and $82,505 for the six months ended June 30, 2006 and 2005, respectively, as a result of issuing options to employees, which is included in selling, general and administrative in the accompanying condensed consolidated statements of operations. In addition, the Company recognized compensation expense of $18,327 and $7,305 for the three months ended June 30, 2006 and 2005, respectively, and $63,847 and $12,695 for the six months ended June 30, 2006 and 2005, respectively, as a result of issuing options to employees, which is included in membership services in the accompanying condensed consolidated statements of operations.

The Company recognized compensation expense of $126,096 and $47,689 for the three months ended June 30, 2006 and 2005, respectively, and $145,341 and $162,935 for the six months ended June 30, 2006 and 2005, respectively, as a result of issuing options to non-employees, which is included in membership services in the accompanying condensed consolidated statements of operations.

The following is a summary of the Company’s stock option activity for the six months ended June 30, 2006:

	Options	Weighted Average Exercise Price	Weighted Average Fair Value
Options outstanding at December 31, 2005	5,082,000	$0.140	$0.410

Option granted	2,331,000	0.620	0.180
Options exercised	(212,500)	0.120	0.710
Options cancelled	(317,500)	0.580	0.430

Outstanding at June 30, 2006	6,883,000	$0.387	$0.526

Exercisable at June 30, 2006	2,830,250	$0.193	$0.396

The options outstanding at June 30, 2006 have exercise prices ranging from $0.035 to $0.90 per share, have a weighted average remaining contractual life of approximately 8.7 years, and an intrinsic value of $5,648,675. The options outstanding at June 30, 2005 had exercise prices ranging from $0.035 to $0.525 per share, had a weighted average remaining contractual life of approximately 9 years, and an intrinsic value of $2,428,638.

As of June 30, 2006, there were 2,830,250 exercisable options with a total intrinsic value of $2,001,200, and a weighted average remaining contractual term of approximately 8.2 years.

As of June 30, 2005 there were 1,888,000 exercisable options with a total intrinsic value of $1,526,725, and a weighted average remaining contractual term of approximately 8.77 years.

As of June 30, 2006, there was $1,279,670 of total deferred compensation cost related to options issued to employees that will be recognized in expense over a weighted average period of 1.8 years.

4.	Debt

Debt financings consist of the following as of June 30, 2006:

	June 30, 2006 (Unaudited)
	Principal	Unamortized Debt Discount	Net

Laurus Convertible Notes, due in installments commencing on February 1, 2007	$4,100,000	$(3,153,507)	$946,493
Junior Notes, due in installments commencing on February 1, 2007	3,000,000	(2,300,454)	699,546
Apollo Medical Partners, LP due in full June 7, 2007	2,700,000	-	2,700,000
Apollo Medical Offshore Partners, LP due in full June 7, 2007	1,300,000	-	1,300,000
Loan from officer, due on demand	10,000	-	10,000
Total	$11,110,000	$(5,453,961)	5,656,039
Less current portion			$4,608,508
Long term portion			$1,047,531

Convertible Notes

Laurus Notes

On January 30, 2006 Flagship entered into a securities purchase agreement (the “Laurus Securities Agreement”) with Laurus Master Fund, Ltd. (“Laurus”). Under the Laurus Securities Agreement, Laurus purchased from Flagship a secured convertible term note (the “Laurus Convertible Note”) in an aggregate principal amount of $4,100,000, which is collateralized by substantially all the assets of Flagship, including an investment in Patients & Physicians, Inc. (formerly Finity Holdings, Inc.) held by Flagship described below (Note 6). The Laurus Convertible Note bears interest at 1.0% above the prime rate, with a minimum interest rate of 7%, and is convertible in whole or in part into common stock of the Company at a fixed conversion price of $0.90 per share at the election of Laurus.

Junior Notes

During 2005, Flagship issued an aggregate of $3,100,000 in short-term notes, of which $2,050,000 was issued to officers and directors of the Company. Of the aggregate amount issued, $165,000 was issued to an officer of the Company in lieu of compensation. In February 2005, $250,000 of the amounts due to an officer was repaid. Of the aggregate amount issued, $2,850,000 was outstanding at December 31, 2005. During January 2006, Flagship issued an additional $400,000 in short-term notes and repaid $240,000 of the notes issued in 2005.

On January 30, 2006 Flagship entered into a securities purchase agreement (the “Junior Securities Agreement”) with the certain holders of Flagship’s short-term notes. Under the Junior Securities Agreement the note holders (the “Junior Note Holders”) agreed to convert $3,000,000 of the short-term notes previously issued into secured convertible term notes (the “Junior Notes”) in Flagship. The Junior Notes have substantially the same terms as the Laurus Convertible Note. The Junior Notes bear interest at 1.0% above the prime rate, with a minimum interest rate of 7% and are convertible into common stock of the Company at a fixed conversion price of $0.90 per share at the election of the Junior Note Holders.

Laurus and Junior Notes

In connection with the Laurus Convertible Note and the Junior Notes (collectively the “Convertible Notes”), Flagship issued 7,968,950 shares of Common Stock to the investors for consideration of $7,969 and issued warrants to purchase 1,902,174 shares of  common stock at an exercise price of $0.92 per share. The warrants have a term of seven years. The aforementioned common shares and warrants include 1,951,596 shares of common stock and warrants to purchase 465,839 shares of common stock issued to certain shareholders and officers (the “Guarantors”) who have provided a limited guarantee of the Company’s obligation to Laurus.

The Company allocated the $7,100,000 of proceeds from the Convertible Notes based on the computed relative fair values of the debt, stock and warrant instruments issued to Laurus, the Junior Note Holders and the Guarantors. The common stock issued was valued based on management’s estimate of the fair value of the Company’s common stock of $0.90 per share which resulted in a fair value of $7,164,086 and relative fair value of $3,215,419 for the common stock. The warrants were valued using a Black-Scholes pricing model with the following assumptions: (1) common stock fair value of $0.90 per share, (2) expected volatility of 67.63%, (3) risk-free interest rate of 4.39%, (4) life of 7 years and (5) no dividend, which resulted in a fair value of $522,289 for the warrants. The resulting relative fair value of the warrants was $299,066. Accordingly, the resulting relative fair value allocated to the debt component of $3,043,692 was used to measure the intrinsic value of the embedded conversion option of the Convertible Notes which resulted in a beneficial conversion feature of $3,043,692 recorded to additional paid-in capital. The value of the beneficial conversion feature was limited to the amount of the proceeds allocated to the debt component of the Convertible Notes. The aggregate amounts allocated to the warrants, equity instruments and beneficial conversion feature of $7,100,000 were recorded as a debt discount at the date of issuance of the Convertible Notes and are being amortized to interest expense using the interest method over the stated maturities of the Convertible Notes. The initial aggregate carrying value of the Convertible Notes at the time of closing was $0 after the debt discounts.

Transaction fees totaling $318,600 paid to Laurus, or its affiliates, and the Junior Note Holders in connection with this financing were netted against the proceeds and considered in the calculation of the beneficial conversion feature. Financing costs of $225,321 paid to third parties associated with this financing are recorded as debt issuance costs and included in other assets on the accompanying condensed consolidated balance sheet at June 30, 2006. These costs are being amortized over the life of the Convertible Notes.

During the three and six months ended June 30, 2006, $991,984 and $1,646,039, respectively, of the discount on the Convertible Notes has been amortized and included in amortization of debt discounts and debt issuance costs on the accompanying condensed consolidated statements of operations. Debt issuance costs allocated are amortized over the term of the debt using the interest method, which produces a constant periodic rate of return. During the three and six months ended June 30, 2006, $16,470 and $27,329, respectively, of debt issuance costs have been amortized and are included in amortization of debt discounts and debt issuance costs on the accompanying condensed consolidated statements of operations.

Commencing on February 1, 2007, Flagship is required to repay the Convertible Notes on a monthly basis over the following 24 months. In the event that any of the principal is converted into common stock, the amount converted shall be credited against the next monthly payment. Flagship has the option, but not the obligation, of prepaying any outstanding principal of the Convertible Notes by paying the principal amount, accrued interest and a redemption premium of 30%.

The Company entered into a registration rights agreement with both Laurus and the Junior Note Holders covering the registration of the common stock issued to Laurus, the Guarantors and the Junior Note Holders, the common stock underlying the Convertible Notes and the warrants issued to Laurus, the Guarantors and the Junior Note Holders. The Company is required to use its best efforts to file a registration statement and plans to do so upon the completion of the Share Exchange discussed below (Note 6).

Promptly after the closing of the Share Exchange, P&P assumed all the outstanding obligations of Flagship under the Convertible Notes.

Apollo Short Term Convertible Notes

On June 7, 2006 the Company issued notes payable to Apollo Medical Partners, LP and Apollo Medical Offshore Partners, LP in the amounts of $2,700,000 and $1,300,000, respectively (the “Term Notes”). Interest accrues at the prime rate reported in the Wall Street Journal for the business day immediately prior to the date of issuance of the Term Notes and shall be calculated based on a 365-day year and shall be paid at maturity of the Term Notes. Any unpaid interest plus remaining principal on the Term Notes are due and payable on June 7, 2007. The Term Notes, including all accrued interest, shall become convertible into the form of securities issued in such next round of financing at the price per share of the securities issued in such financing.

5.	Redeemable Convertible Preferred Stock

Redeemable Convertible Series A Preferred Stock

In January 2006, 500,439 warrants to purchase Redeemable Convertible Series A Preferred Stock were exercised at $0.274 for an aggregate purchase price of $131,120.

In connection with the Share Exchange (Note 6), all of Flagship’s outstanding Redeemable Series A Convertible Preferred Stock were exchanged on a one-for-one basis for newly issued common stock of Patients & Physicians, Inc. At June 30, 2006 there were no shares of Redeemable Series A Convertible Preferred Stock authorized and no shares issued and outstanding.

Redeemable Convertible Series B Preferred Stock

In connection with the Share Exchange (Note 6), all of Flagship’s outstanding Redeemable Series B Convertible Preferred Stock were exchanged on a one-for-one basis for newly issued common stock of Patients & Physicians, Inc. At June 30, 2006 there were no shares of Redeemable Series B Convertible Preferred Stock authorized and no shares issued and outstanding.

The Company is accreting the carrying value of its preferred stock to its redemption price using the effective interest method with changes recorded to additional paid in capital. The accretion of preferred stock results in an increase in loss per share applicable to common stockholders.

6.	Exchange Agreement

On January 30, 2006, Flagship entered into a Share Exchange Agreement (the “Share Exchange “) with P&P. The closing of the Share Exchange took place on June 27, 2006. After the closing of the Share Exchange, the minority shareholders of P&P own 174,092 shares of P&P’s common stock, less than 1%. P&P acquired all of the issued and outstanding capital stock of Flagship from the Flagship stockholders on a one-for-one basis in exchange for an aggregate of 55,710,255 newly-issued shares of P&P’s common stock (the “Exchange”). Upon completion of the Exchange, P&P ceased to be a shell company and the operations of Flagship are the only operations of P&P. Since the stockholders of Flagship received the majority of the voting shares of P&P, P&P will carry on the business of Flagship, and the officers and directors of Flagship are the officers and directors of P&P, the transaction has been accounted for as Flagship being the accounting acquirer and P&P being the accounting acquiree. Since P&P is a non-operating shell corporation no longer meeting the definition of a business as defined in EITF Consensus 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”, the transaction is equivalent to Flagship issuing stock for the net assets of P&P accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities.

All of the Series A Preferred Stock Holders’ Warrants outstanding as of the closing of the Exchange were cancelled pursuant to the terms of the warrant agreements.

7.	Pending Litigation

A former independent contractor (the “Plaintiff”) has filed a lawsuit against the Company and Flagship, among others. The Plaintiff alleges that he was promised employment with Flagship and performed services to Flagship based on these promises. The Plaintiff is seeking compensatory and punitive damages, including the issuance of additional shares of stock for these services and attorney fees in an aggregate amount of approximately $1,800,000. The Company believes this lawsuit is without merit and intends to defend it vigorously. In management’s opinion the final resolution of this matter will not have material impact on the financial position or results of operations of the Company.

8.	Acquisition

In February 2006, Flagship entered into a letter of intent to acquire the assets of PEMMS Limited. (“PEMMS”), an early-stage technology company focusing on the Personal Health market. The transaction will provide Flagship with several strategic benefits, primarily the acquisition of the PEMMS Personal Electronic Medical Management Systems software, a proprietary secure web-based repository wherein an individual can store his/her own medical records to be later retrieved via the internet. Pursuant to the Letter of Intent, Flagship will acquire the assets of PEMMS for 300,000 shares of P&P common stock. The existing employees of PEMMS will become employees of Flagship and Flagship will acquire the existing contracts and assets of PEMMS. The transaction is expected to close in the third quarter of 2006.

Prior to the Letter of Intent, Flagship had an agreement with PEMMS to license PEMMS proprietary software. Simultaneously, Flagship also entered into an agreement with PEMMS wherein PEMMS would provide all maintenance, support, and hosting services. During 2005, Flagship paid PEMMS $178,875 for such services.

9.	Warrants

Outstanding warrants issued in connection with financings consist of the following at June 30, 2006:

	Warrants	Exercise Price	Expiration
Laurus warrants to purchase common stock	621,118	$0.92	1/31/2013
Guarantor warrants to purchase common stock	465,839	$0.92	1/31/2013
Junior Note Holder warrants to purchase common stock	815,217	$0.92	1/31/2013
	1,902,174

10.	Supplemental disclosure of non-cash investing and financing activities

	Six Months Ended June 30, 2006 (Unaudited)	Six Months Ended June 30, 2005 (Unaudited)	For the period from inception (July 9, 2002) to June 30, 2006 (Unaudited)
Value of contributions in-kind relating to Redeemable Series A Convertible Preferred Stock issued	$-	$-	$85,000
Value of contributions in-kind relating to common stock issued	$-	$-	$760,000
Value of warrants issued in connection with Redeemable Series A Convertible Preferred Stock	$-	$-	$143,066
Common Stock issued to founders	$-	$-	$16,000
Accretion of Redeemable Series A Convertible Preferred Stock	$160,241	$9,737	$195,937
Accretion of Redeemable Series B Convertible Preferred Stock	$33,617	$2,128	$37,872
Common Stock issued in lieu of compensation	$-	$-	$1,591,406
Converstion of Redeemable Series A Convertible Preferred Stock and Redeemable Series B Convertible Preferred Stock to common stock	$5,509,605	$-	$5,509,605
Issuance of shares in connection with merger	$(76)	$-	$(76)
Cancellation of founder’s shares	$-	$-	$3,510
Allocation of value to common stock, issued in connection with convertible debt financings	$3,223,389	$-	$3,223,389
Allocation of warrants issued in connection with convertible debt financings	$522,289	$-	$522,289
Allocation of value to beneficial conversion feature in connection with convertible debt financings	$3,043,692	$-	$3,043,692
Issuance of common stock in connection with financing	$1,952	$-	$1,952

11.	Subsequent Events

On August 7, 2006, Flagship signed a binding Letter of Intent (the “LOI-CZ”) with Beijing Chengzhi Health Consulting Inc., a Chinese corporation (“CZ”), to establish a new joint venture entity (“FPA-CZ Executive Clinic”), to introduce Flagship’s products into the Chinese healthcare market. Pursuant to the LOI-CZ, Flagship will provide healthcare concepts, products, technology, management structure, as well as access to its domestic network, with a capital investment of $1,000,000 in the FPA-CZ Executive Clinic. In exchange for this investment, Flagship will own no less than 51% of the total equity of FPA-CZ Executive Clinic. Under the terms of the LOI-CZ, CZ will provide facility renovation and maintenance, as well as marketing development, and shall own up to 49% of the total equity of the FPA-CZ Executive Clinic.

On July 31, 2006, Flagship entered into a sublease with SFX Entertainment, Inc. (“SFX”). SFX leased the premises located at 220 West 42nd Street, New York, New York 10036, to Flagship, and the term of the lease shall last for a period of 10 ½ years from the date SFX delivers possession of the premises to Flagship, unless terminated earlier by SFX or Flagship pursuant to the terms and provisions of the sublease.

On August 13, 2006, Flagship signed a binding Letter of Intent (the “LOI-QB”) with Qiaobo Indoor Ski World (“QB”), to establish a new joint venture entity (“FBA-QB Wellness Center”), to introduce Flagship’s products in the Chinese healthcare market. Pursuant to the LOI-QB, Flagship will provide healthcare concepts, products, technology, management structure, as well as access to its domestic network, with a capital investment of $1,000,000 in the FBA-QB Wellness Center. Pursuant to the LOI-QB, Flagship will also make a secondary investment of $500,000 in the FBA-QB Wellness Center. In exchange for this investment, Flagship will own no less than 51% of the total equity of FBA-QB Wellness Center and QB shall own 49% of the FBA-QB Wellness Center. Under the terms of the LOI-QB, QB will invest $1,000,000 with a secondary investment of $500,000, and will provide facility renovation and maintenance, as well as marketing development, and shall own up to 49% of the total equity of the FBA-QB Wellness Center.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-21

Financial Statements:

Balance Sheet, as of December 31, 2005	F-22

Statements of Operations, for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005	F-23

Statements of Stockholders’ Equity (Deficit), for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005	F-24

Statements of Cash Flows, for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005	F-26

Notes to Financial Statements	F-28 - F-41

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.)

We have audited the accompanying balance sheet of Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.) (a development stage company) as of December 31, 2005, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004, and for the period from inception (July 9, 2002) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.) as of December 31, 2005, and its results of operations and cash flows for the years ended December 31, 2005 and 2004, and for the period from inception (July 9, 2002) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has incurred net losses from inception and has working capital and net capital deficiencies. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Jericho, New York
March 31, 2006

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Balance Sheet
As of December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$138,344
Prepaid expenses and other current assets	327,978

Total current assets	466,322

Property and equipment, net	581,165
Deferred registration costs	58,379
Restricted cash	135,000

Total	$1,240,866

LIABILITIES AND STOCKHOLDERS’ DEFECIT
Current Liabilities:
Accounts payable	$534,651
Accrued liabilities	354,748
Bank Overdraft	68,478
Due to stockholder	18,130
Notes payable	2,850,000

Total current liabilities	3,826,007

COMMITMENTS AND CONTINGENCIES

Redeemable Series A Convertible Preferred Stock; $0.001 par value, 10,948,906 shares authorized 7,255,042 shares issued and outstanding (liquidation value of $1,987,881)	1,827,639

Redeemable Series B Convertible Preferred Stock; $0.001 par value, 7,692,308 shares authorized, 5,205,768 shares issued and outstanding (liquidation value of $3,383,748)	3,350,988

Stockholders’ Deficit:
Preferred stock, $0.001 par value: 11,358,786 shares authorized, 0 shares issued and outstanding	-
Common stock, $0.001 par value: 70,000,000 shares authorized 34,567,560 shares issued and outstanding	34,567
Additional paid-in capital	3,652,905
Deficit accumulated during the development stage	(11,451,240)

Total stockholders’ deficit	(7,763,768)

Total	$1,240,866

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Statements of Operations
For the years ended December 31, 2005 and 2004
and for the period from inception (July 9, 2002) to December 31, 2005

	2005	2004	For the period from inception (July 9, 2002) to December 31, 2005

Subscription revenue	$5,194	$-	$5,194
Costs of revenue	2,649	-	2,649

Gross Profit	2,545	-	2,545

Operating expenses:
Membership services	2,338,408	874,891	3,213,299
Selling, general and administrative	4,851,815	1,969,631	7,413,672
Depreciation and amortization expense	263,131	15,757	290,287
Impairment of long-lived assets	97,500	394,554	492,054

Total operating expenses	7,550,854	3,254,833	11,409,312

Loss from operations	(7,548,309)	(3,254,833)	(11,406,767)

Interest income	6,341	5,936	12,736
Interest expense	(57,209)	-	(57,209)

Loss before provision for income taxes	(7,599,177)	(3,248,897)	(11,451,240)

Provision for income taxes	-	-	-

Net loss	$(7,599,177)	$(3,248,897)	$(11,451,240)

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)
For the years ended December 31, 2005 and 2004
and for the period from inception (July 9, 2002) to December 31, 2005

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balances at July 9, 2002 (inception)	-	$ -	$ -	$ -	$ -
Issuance of Common Stock to founders at $0.001 per share in August 2002	16,000,000	16,000	-	-	16,000
Sale of common stock	2,857,150	2,857	122,143	-	125,000
Net loss	-	-	-	(107,271)	(107,271)

Balances at December 31, 2002	18,857,150	18,857	122,143	(107,271)	33,729
Issuance of common stock in exchange for goods and services at $0.056 per share in August 2003	13,678,910	13,679	746,321	-	760,000
Issuance of common stock to employees at $0.056 per share in August 2003	1,510,000	1,510	82,386	-	83,896
Cancellation of founders’ shares at $0.001 per share in August 2003	(3,510,000)	(3,510)	3,510	-	-
Issuance of options to purchase common stock to employees for services	-	-	37,243	-	37,243
Net loss	-	-	-	(495,895)	(495,895)

Balances at December 31, 2003	30,536,060	30,536	991,603	(603,166)	418,973
Exercise of stock options at $0.035 per share in August 2004	1,000,000	1,000	34,000	-	35,000
Value of warrants issued in connection with the sale of Redeemable Series A Convertible Preferred Stock	-	-	143,066	-	143,066
Accretion of Redeemable Series A Convertible Preferred Stock	-	-	(16,223)	-	(16,223)
Issuance of options to purchase common stock to employees for services	-	-	95,162	-	95,162
Issuance of options to purchase common stock to non-employees for services	-	-	275,951	-	275,951
Net loss	-	-		(3,248,897)	(3,248,897)

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)
For the years ended December 31, 2005 and 2004
and for the period from inception (July 9, 2002) to December 31, 2005

Balances at December 31, 2004	31,536,060	31,536	1,523,559	(3,852,063)	(2,296,968)
Exercise of stock options at $0.20 per share in September 2005	250	-	50	-	50
Accretion of Redeemable Series A Convertible Preferred Stock	-	-	(19,473)	-	(19,473)
Accretion of Redeemable Series B Convertible Preferred Stock	-	-	(4,255)	-	(4,255)
Stock issued in lieu of compensation at $0.525 per share in March 2005	3,031,250	3,031	1,588,375	-	1,591,406
Issuance of options to purchase common stock to employees for services	-	-	243,470	-	243,470
Issuance of options to purchase common stock to non-employees for services	-	-	321,179	-	321,179
Net loss	-	-	-	(7,599,177)	(7,599,177)

Balances at December 31, 2005	34,567,560	$34,567	$3,652,905	$(11,451,240)	$(7,763,768)

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Statements of Cash Flows
For the years ended December 31, 2005 and 2004
and for the period from inception (July 9, 2002) to December 31, 2005

OPERATING ACTIVITIES	2005	2004	For the period from inception (July 9, 2002) to December 21, 2005
Net loss	$(7,599,177)	$(3,248,897)	$(11,451,240)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation expense	564,649	371,114	973,005
Depreciation and amortization expense	263,131	15,757	290,287
Common stock issued in exchange for services	-	-	251,683
Redeemable Series A Convertible Preferred Stock issued in exchange for services	-	85,000	85,000
Common stock issued to employees	-		83,896
Common stock issued to founders	-		16,000
Common stock issued to employees in lieu of compensation	985,156		985,156
Note payable issues in lieu of compensation	165,000		165,000
Impairment of long-lived assets	97,500	394,554	492,054
Changes in operating assets and liabilities:
Restricted cash	-	(135,000)	(135,000)
Prepaid expenses and other assets	(362,665)	(5,666)	(386,355)
Due to stockholders	(13,086)	(51,487)	101,893
Accounts payable and accrued liabilities	297,981	1,164,950	1,495,647
Net cash used in operating activities	(5,601,511)	(1,409,675)	(7,032,974)

INVESTING ACTIVITIES
Purchases of property and equipment	(531,304)	(332,636)	(938,952)
Net cash used in investing activities	(531,304)	(332,636)	(938,952)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	-	125,000
Proceeds from exercise of stock options	50	35,000	35,050
Proceeds from issuance of Redeemable Series A Convertible Preferred Stock	-	1,735,000	1,735,000
Costs associated with issuance of Redeemable Series A Convertible Preferred Stock	-	(52,871)	(52,871)
Proceeds from exercise of warrants to purchase Redeemable Series A Convertible Preferred Stock	167,880	-	167,880
Proceeds from issuance of Redeemable Series B Convertible Preferred Stock	3,383,748	-	3,383,748
Costs associated with issuance of Redeemable Series B Convertible Preferred Stock	(37,015)	-	(37,015)
Proceeds from issuance of notes payable	2,935,000	-	2,935,000
Bank Overdraft	68,478	-	68,478
Repayments of notes payable	(250,000)	-	(250,000)
Net cash provided by financing activities	6,268,141	1,717,129	8,110,270
Net (decrease) increase in cash and cash equivalents	135,326	(25,182)	138,344
Cash and cash equivalents at beginning of period	3,018	28,200	-
Cash and cash equivalents at end of period	$138,344	$3,018	$138,344

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Supplemental disclosure of non-cash investing and financing activities:
Value of contributions in-kind relating to Redeemable Series A Convertible Preferred Stock issued	$-	$85,000	$85,000
Value of contributions to in-kind relating to common stock issued	$-	$-	$760,000
Value of warrants issued in connection with Redeemable Series A Convertible Preferred Stock issued	$-	$143,066	$143,066
Common stock issued to founders	$-	$16,000	$16,000
Accretion of Redeemable Series A Convertible Preferred Stock	$19,473	$16,223	$35,696
Accretion of Redeemable Series B Convertible Preferred Stock	$4,255	$-	$4,255
Common stock issued in lieu of compensation	$606,250	$-	$606,250
Cancellation of Founders’ shares	$-	$-	$3,510

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

1.	Nature of Business and Basis of Presentation

U.S. Open Healthcare Management, Inc. (“USOH”) was incorporated under the laws of the State of New York on July 9, 2002. Flagship Patient Advocates, Inc. (formerly known as Flagship Healthcare Management, Inc.) (“Flagship” or the “Company”) was incorporated under the laws of the State of Delaware on February 11, 2004. On February 18, 2004, USOH entered into an Agreement and Plan of Merger (the “Merger”) with Flagship. All of the outstanding shares of USOH common stock were converted into Flagship common stock, and the net assets of USOH were contributed to Flagship.

Flagship’s activities to date have been focused on developing a membership-based specialty healthcare advocacy company providing physician referrals, on a priority basis, and emergent care needs to its members, all linked by a sophisticated management system.

As the Company has not yet commenced its principal business operations, at December 31, 2005, Flagship is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The accompanying financial statements have been prepared on a going concern basis. As shown in the accompanying financial statements, the Company has incurred losses in the development stage totaling $11,451,240 at December 31, 2005. These factors, among others, indicate that there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that the Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow the Company to continue the development of its business plan and satisfy its obligations on a timely basis. Management believes that such cash flows will be funded by additional equity and/or debt financings through the time in which the Company evolves from the development stage and generates sufficient positive cash flows from its operations, if ever. However, there can be no assurance that management’s plans will be able to be achieved.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, if any, and expenses during the reporting period. The accounting estimates that require management’s most difficult and subjective judgments include capitalization of certain assets, depreciable/amortizable lives, impairment of long-lived assets, and the fair value of common stock and options issued for services as well as the allocation of proceeds from the issuance of equity instruments. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Deferred Registration Costs

As of December 31, 2005, the Company has incurred deferred registration costs of $58,379 relating to expenses incurred in connection with a financing transaction. Upon consummation of this financing, the deferred registration costs will be amortized over the term of the debt. Should the financing prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Restricted Cash

Included in restricted cash on the accompanying balance sheet as of December 31, 2005 is $135,000, which is being held to secure a letter of credit, related to the Company’s office space operating lease (Note 12).

Property and Equipment

Property and equipment, consisting principally of computer equipment and capitalized purchased and internally developed software programs, are recorded at cost. Depreciation and amortization are provided for, using straight-line methods, in amounts sufficient to relate the cost of depreciable and amortizable assets to operations over their estimated useful lives. Repairs and maintenance are charged to operations as incurred.

The Company has adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires that certain costs incurred in purchasing or developing software for internal use be capitalized as internal use software development costs and included in fixed assets. Amortization of the software will begin when the software is ready for its intended use.

The Company has adopted Securities Exchange Commission (“SEC”) Staff Accounting Bulletin No. 48, Transfers of Nonmonetary Assets by Promoters or Shareholders. This bulletin requires that transfers of nonmonetary assets or services to the Company by its shareholders in exchange for stock be recorded as the transferors’ historical cost basis determined under GAAP.

Long-Lived Assets

The Company periodically assesses the likelihood of recovering the cost of long-lived assets based on its expectations of future profitability and undiscounted cash flows. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of long-lived assets.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company reduces credit risk by placing its cash and cash equivalents with major financial institutions with high credit ratings. At times, such amounts may exceed federally insured limits.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107 approximate their carrying amounts presented in the accompanying balance sheet at December 31, 2005.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

The Company has accounted for redeemable preferred stock in accordance with the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 requires the classification of certain financial instruments as liabilities, including instruments issued in the form of shares that are mandatorily redeemable. As the Redeemable Series A and Series B Convertible Preferred Stock issued by the Company are not mandatorily redeemable at a specified or determinable date, or upon an event that is certain to occur, the Company is not required to account for these instruments as liabilities under the provisions of SFAS No. 150 and as such has presented the Redeemable Series A and Series B Convertible Preferred Stock in the mezzanine section of the accompanying balance sheet at December 31, 2005.

Revenue Recognition

The Company recognizes revenues in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB No. 101”) as amended by SEC Staff Accounting Bulletin No. 104, Revenue Recognition, revised and updated (“SAB No. 104”), which stipulates that revenue generally is realized or realizable and earned, once persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. The Company sells memberships to individuals and institutions for access to its healthcare service offerings. The Company recognizes revenue ratably, over the life of the membership. The Company recognized $5,194 of revenue for the year ended December 31, 2005.

Stock-Based Compensation

The Company has elected early adoption of SFAS No. 123I (revised 2004), Share Based Payment (“SFAS No. 123I”), which requires the recognition of compensation expense for employee stock options and other share-based payments. SFAS No. 123I was issued in December 2004. Under this method of adoption, expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant.

The Company has accounted for non-employee compensation expense in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”), which requires non-employee stock options to be measured at their fair value as of the earlier of the date at which a commitment for performance to earn the equity instruments is reached (“performance commitment date”) or the date at which performance is complete (“performance completion date”). Accounting for non-employee stock options which involve only performance conditions when no performance commitment date or performance completion date has occurred as of the interim financial reporting date requires measurement at the instruments then-current fair value.

The Company has followed the guidance outlined in FASB Interpretations (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”) as it relates to computing expense when appreciation rights vest over time. As of December 31, 2005, the Company accounted for 2,055,000 options under the guidance of EITF 96-18.

The fair value of each stock option grant to employees is estimated on the date of grant. The fair value of each stock option grant to non-employees is estimated on the applicable performance commitment date, performance completion date, or interim financial reporting date. A Black-Scholes option-pricing model, applying the following weighted average assumptions, was used to estimate the fair value for employee and non-employee stock options issued during each of the applicable fiscal years:

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

	2005	2004
Dividend yield	0.00%	0.00%
Expected volatility	80.67%	80.33%
Risk-free rate	4.39% to 4.58%	4.14% to 4.71%
Expected life of options	10 years	10 years

The Company has made an evaluation as to which options or other equity instruments will ultimately vest and assumed a forfeiture rate of 20% when computing employee stock option expense for 2005 and 2004.

Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. The statement requires additional disclosures in the financial statements for certain items; it does not affect the Company’s financial position or results of operations. The Company had no comprehensive income (loss) items for the years ended December 31, 2005 and 2004 and for the period from inception (July 9, 2002) to December 31, 2005.

Recent Accounting Pronouncements Issued, Not Yet Adopted

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, Exchanges of Nonmonetary Assets (“SFAS No. 153”), an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions (“Opinion 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position and results of operations.

In June 2005, the FASB issued staff position (“FSP”) FSP 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable. This FSP articulates the staff’s position on SFAS No. 150, and clarifies the accounting treatment surrounding warrants for mandatorily redeemable shares, requiring companies to classify the warrants as a liability on the face of the balance sheet. The application of the FSP is effective for reporting periods beginning after June 30, 2005. The adoption of FSP 150-5 is not expected to have a material impact on the Company’s financial position and results of operations.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

In December 2005, the FASB issued SFAS No. 154 Accounting Changes and Error Corrections (“SFAS No. 154”), a replacement of APB 29 and FASB Statement No. 3. Opinion 29 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The adoption of SFAS No. 154 is not expected to have a material impact on the Company’s financial position and results of operations.

3.	Property and Equipment, net

Property and equipment, net consists of the following at December 31, 2005:

		Estimated useful lives
Computer hardware	$186,905	3 years
Computer software	254,884	3 years
Equipment	93,003	5 years
Furniture and fixtures	206,702	6 years
Leasehold improvements	16,260	Shorter of life of asset or lease term
	757,754
Less: Accumulated depreciation and amortization	(176,589)
	$581,165

The Company recognized $394,554 of impairment expense in August 2004, related to software acquired in 2003 to build the Company’s member database tool. Development efforts pursued during 2004 related to new technology made it unlikely that the Company would derive any future benefit from the assets that were initially acquired in 2003. This amount is recorded as impairment in long-lived assets in the accompanying statement of operations for the year ended December 31, 2004.

The Company recognized $97,500 of impairment expense in December 2005, related to a physician database acquired in 2004. The physician database was put into use in early 2005; however, management made the determination that the software was not going to meet the growing needs of the business. Internal development efforts took place to create a new physician database and in December 2005 the assets initially acquired in 2004 were put out of service. This amount is recorded as impairment in long-lived assets in the accompanying statement of operations for the year ended December 31, 2005.

Depreciation and amortization expense was $263,131 and $15,757 for the years ended December 31, 2005 and 2004, respectively.

4.	Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2005:

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Accrued professional fees	$202,628
Deferred rent	77,389
Accrued interest payable	57,210
Other	9,400
Accrued compensation benefits	8,121
$354,748

5.	Redeemable Series A Convertible Preferred Stock

The Company has authorized 30,000,000 shares of preferred stock, of which a total of 10,948,906 shares have been designated as Redeemable Series A Convertible Preferred Stock (“Series A Preferred Stock”) with a par value of $0.001 per share. In February 2004 and April 2004 (the “First Closing” and the “Second Closing”, respectively), the Company entered into a Securities Purchase Agreement with individual investors (the “Investors” or the “Holders”) to purchase a total of 6,642,341 of the Company’s Series A Preferred Stock and warrants to purchase 1,328,468 shares of the Company’s Series A Preferred Stock (the “Warrants”) at a price of $0.274 per share for an aggregate purchase price of $1,820,000, which consisted of $1,735,000 in cash. The Warrants are exercisable in whole or in part through February 11, 2010, subject to certain events as described in the Securities Purchase Agreement. The net proceeds from the First Closing and Second Closing were allocated to the Series A Preferred Stock and Warrants based on their relative fair values, resulting in an allocation of value to the warrants of $70,000, and a beneficial conversion feature of $73,066, which were recorded as additional paid-in capital, and a reduction in the carrying value of the Series A Preferred Stock.

During 2005, 612,701 warrants were exercised at $0.274 for an aggregate purchase price of $167,880.

Between August and December 2003, a shareholder of the Company incurred expenses on behalf of the Company relating to, among other things, salaries allocable to individuals working on Company matters, rent and other allocable expenses for space utilized at the shareholder’s office. As part of the First Closing, the Company issued 310,219 shares of the Company’s Series A Preferred Stock and 62,044 Warrants at $0.274 per share to settle these charges amounting to $85,000.

In connection with the First Closing and Second Closing the Company incurred issuance costs of $52,871, which was recorded as an offset to the carrying value of the Series A Preferred Stock.

As the redemption price, as described below, exceeds the recorded amount of the Series A Preferred Stock, the Company is accreting the difference using the effective interest method over the period from the date of issuance until February 11, 2010. Accretion of the carrying value of the Series A Preferred Stock was $19,473 and $16,223 for the years ended December 31, 2005 and 2004, respectively, and has been charged directly to additional paid-in capital.

The following is a summary of certain rights and preferences of the Series A Preferred Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”):

Redemption - Holders of a majority of the then outstanding shares of Series A Preferred Stock have the right to require the Company to redeem 50% and 100% of all outstanding shares of Series A Preferred Stock at any time after February 11, 2009 and February 11, 2010, respectively, at a redemption price per share equal to the Series A Original Purchase Price, as defined in the Certificate of Incorporation.

Dividends - The holders of the Series A Preferred Stock are entitled to any dividends declared on the common stock.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Liquidation - In the event of liquidation, dissolution or winding up of the Company, the holders of Series B preference amount to the holders of Series B Preferred Stock, if any, (See Note 6) the holders of the Series A Preferred Stock are entitled to receive in preference to all holders of other classes of stock their Series A preference amount, if any, as defined in the Certificate of Incorporation.

Conversion - The holders of the Series A Preferred Stock are entitled at any time, upon written election to the Company to cause a Voluntary Individual Conversion, as defined in the Certificate of Incorporation, of the Series A Preferred Stock into common stock. Each outstanding share of Series A Preferred Stock shall automatically be converted into common stock upon a Qualified Public Offering, as defined in the Certificate of Incorporation. As of December 31, 2005, each share of Series A Preferred Stock is convertible into one share of common stock.

Voting - Holders of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of shares of common stock into which such shares of Series A Preferred Stock could be converted on the record date of the vote or written consent of stockholders.

6.	Redeemable Series B Convertible Preferred Stock

The Company has designated 7,692,308 shares of preferred stock as Redeemable Series B Convertible Preferred Stock (“Series B Preferred Stock”) with a par value of $0.001 per share. In January 2005, March 2005 and April 2005 (the “Closings”), the Company entered into a Securities Purchase Agreement with individual investors (the “Investors” or the “Holders”) to purchase a total of 5,205,768 of the Company’s Series B Preferred Stock at a price of $0.65 per share.

In connection with the Closings, the Company incurred issuance costs of $37,015, which was recorded as an offset to the carrying value of the Series B Preferred Stock.

As the redemption price, as described below, exceeds the recorded amount of the Series B Preferred Stock, the Company is accreting the difference using the effective interest method over the period from the date of issuance until January 26, 2010. Accretion of the carrying value of the Series B Preferred Stock was $4,255 for the year ended December 31, 2005, and has been charged directly to additional paid-in capital.

The following is a summary of certain rights and preferences of the Series B Preferred Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”):

Redemption - Holders of a majority of the then outstanding shares of Series B Preferred Stock have the right to require the Company to redeem 50% and 100% of all outstanding shares of Series B Preferred Stock at any time after January 26, 2011 and January 26, 2010, respectively, at a redemption price per share equal to the Series B Original Purchase Price, as defined in the Certificate of Incorporation.

Dividends - The holders of the Series B Preferred Stock are entitled to any dividends declared on the common stock.

Liquidation - In the event of liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive in preference to all holders of other classes of stock their Series B preference amount, if any, as defined in the Certificate of Incorporation.

Conversion - The holders of the Series B Preferred Stock are entitled at any time, upon written election to the Company to cause a Voluntary Individual Conversion, as defined in the Certificate of Incorporation, of the Series B Preferred Stock into common stock. Each outstanding share of Series B Preferred Stock shall automatically be converted into common stock upon a Qualified Public Offering, as defined in the Certificate of Incorporation. As of December 31, 2005, each share of Series B Preferred Stock is convertible into one share of common stock.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Voting - Holders of Series B Preferred Stock shall be entitled to the number of votes equal to the largest number of shares of common stock into which such shares of Series B Preferred Stock could be converted on the record date of the vote or written consent of stockholders.

7.	Stockholders’ Equity

Preferred Stock

The Company has authorized an aggregate of 30,000,000 shares of preferred stock with a par value of $0.001, of which a total of 10,948,906 shares have been designated as Series A Preferred Stock and 7,692,308 shares have been designated as Series B Preferred Stock. The remaining 11,358,786 shares were un-issued as of December 31, 2005.

Common Stock

All share data has been retroactively restated to reflect the conversion of USOH common stock and stock options into Flagship common stock and stock options in connection with the Merger.

During 2002, the Company sold 2,857,150 shares of the Company’s common stock resulting in aggregate proceeds of $125,000.

Through July 2003, certain of the Company’s shareholders incurred expenses on behalf of the Company relating to, among other things, salaries allocable to individuals working on Company matters, rent and other allocable expenses for space utilized at the offices of one of the shareholders and consulting expenses for consultants utilized to further the Company’s platform development. In accordance with EITF 96-18, the consideration of services rendered and the corresponding equity contribution were recorded at fair value. In addition, during August 2003, one of the Company’s shareholders contributed assets to the Company, with the expectation that such assets would further the Company’s platform development, some assets with the specific intent to be the basis on which the Company would build its member database tool for its core services. In accordance with SEC Staff Accounting Bulletin No. 48, Transfers of Nonmonetary Assets By Promoters Or Shareholders, the assets and the corresponding equity contribution were recorded at the shareholder’s historical cost basis. In August 2003, the aggregate of these amounts due to shareholders were contributed by the shareholders to the capital of the Company, and 13,678,910 common shares with a carryover basis of $760,000 were issued. Subsequently, the Company recognized $394,554 of impairment expense in August 2004 related to a portion of the assets that were contributed (Note 3).

During 2003, two of the Company’s founders contributed an aggregate of 3,510,000 shares of common stock to the Company: one of the Company’s founders contributed an aggregate of 2,000,000 shares of common stock to be reserved for the Company’s stock option plan, and two of the Company’s founders gave 1,510,000 shares of the Company’s common stock to employees resulting in $83,896 of compensation expense included in the accompanying statement of operations for the period from inception (July 9, 2002) to December 31, 2005.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

In March 2005, the Company issued 3,031,250 shares of Common Stock to certain members of management to settle $606,250 of compensation costs accrued during the year ended December 31, 2004. The stock was issued at $0.525 per share and resulted in additional compensation expense of approximately $985,156.

As of December 31, 2005, 13,255,863 shares of Common Stock were available for future issuance.

8.	Stock-Based Compensation

2004 Stock Option and Grant Plan

From time to time, Flagship issued stock-based compensation to its officers, directors, employees and consultants. As of December 31, 2005 there were 9,000,000 shares authorized under the Company’s stock options plan. The maximum term of options granted is generally 10 years and generally options vest over a period of four years. However, the Board of Directors of the Company may approve other vesting schedules. Flagship has issued options to employees and non-employees under stock option agreements. Vested options may be exercised in whole or in part.

The exercise price of the stock options granted is determined by the Board of Directors on the date of grant, considering factors such as the sale of stock, results of operations.

Flagship recognized compensation expense of $209,743 and $81,200 for the years ended December 31, 2005 and 2004, respectively, as a result of issuing options to employees, which is included in selling, general and administrative in the accompanying statements of operations. In addition, Flagship recognized compensation expense of $33,727 and $13,962 for the years ended December 31, 2005 and 2004, respectively, as a result of issuing options to employees, which is included in membership services in the accompanying statements of operations.

During the years ended December 31, 2005 and 2004, Flagship recognized compensation expense of $321,179 and $275,951, respectively, as a result of issuing options to non-employees, which is included in membership services in the accompanying statements of operations.

The following is a summary of the Flagship’s stock option activity for the years ended December 31, 2003, 2004 and 2005:

	Options	Weighted Average Exercise Price	Weighted Average Fair Value
Options outstanding January 1, 2003	-	$-	$-

Options granted	2,430,000	0.035	0.037
Options exercised	-	-	-
Options cancelled	(80,000)	0.035	0.037

Outstanding, December 31, 2003	2,350,000	$0.035	$0.037

Options granted	3,203,000	0.117	0.205
Options exercised	(1,000,000)
Options cancelled	(90,000)	0.100	0.210

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Outstanding, December 31, 2004	4,463,000	$0.093	$0.169

Options granted	2,162,000	0.200	0.471
Options exercised	-	-	-
Options cancelled	(1,543,000)	0.076	0.146

Outstanding, December 31, 2005	5,082,000	$0.142	$0.407

Exercisable, December 31, 2005	1,808,250	$0.092	$0.237
Exercisable, December 31, 2004	1,953,250	$0.076	$0.147

The options outstanding at December 31, 2005 and 2004 had an exercise price range of $0.035 to $0.89 and $0.035 to $0.20 per share, respectively. The options outstanding had a weighted average remaining contractual life of approximately 8.8 and 9.2 years, and intrinsic value of $4,352,980 and $837,893, respectively.

As of December 31, 2005 and 2004, there were 1,808,250 and 1,953,250 exercisable options with a total intrinsic value of $1,439,343 and $304,789, and a weighted average remaining contractual term of approximately 8.3 and 9.1 years, respectively.

As of December 31, 2005 and 2004, there was $772,628 and $169,461 of total deferred compensation cost related to options issued to employees, respectively.

9.	Note Payable

During 2005, the Company issued an aggregate of $3,100,000 in short-term notes, of which $2,050,000 was issued to officers and directors of the Company. Of the aggregate amount issued, $165,000 was issued to an officer of the Company in lieu of compensation. In February 2005, $250,000 of the amounts due to an officer was repaid. The notes bear interest at approximately 7.0%. Of the aggregate amount issued, $2,850,000 was outstanding at December 31, 2005 and $2,600,000 was converted into Secured Convertible Term Notes in January 2006 (Note 14).

10.	Retirement Plan

Defined Contribution Plan

The Company has a 401(k) Profit Sharing (“Plan”) available for substantially all employees who have been with the Company for a minimum of six months. Employees’ may contribute up to the annual Internal Revenue Service dollar limit. Company contributions to the Plan are at the discretion of the Company.  The Company has not made any contributions to the Plan to date.

11.	Income Taxes

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax was as follows:

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

For the Year Ended December 31,
	2005	2004

Statutory U.S. rate	34.0%	34.0%
State and City income taxes, net of federal benefit	11.0%	11.0%
Effect of valuation allowance	(45.0%)	(45.0%)

Total income tax expense (benefit)	0.0%	0.0%

Significant components of the Company’s future tax assets at December 31, 2005 and 2004 are as follows:

	2005	2004

Net operating loss carryforwards	$4,445,000	$1,399,000
Depreciation	(14,100)	(21,700)
Deferred rent	17,600	(3,700)
Options expense	421,100	167,000
Impairment	255,700	177,500
Deferred tax assets	5,125,300	1,718,100
Effect of valuation allowance	(5,125,300)	(1,718,100)
Net deferred tax assets	$-	$-

The following table summarizes the change in the valuation allowance:

	For the Year Ended December 31,
	2005	2004

Valuation allowance at beginning of year	$(1,718,100)	$(262,700)
Charged to provision for income taxes	(3,407,200)	(1,455,400)
Valuation allowance at end of year	$(5,125,300)	$(1,718,100)

At December 31, 2005, the Company had net operating loss (“NOL”) carry forwards of approximately $9,878,000, which expire through 2025, subject to certain limitations. A full valuation allowance has been established because of the uncertainty regarding the Company’s ability to generate income sufficient to utilize the tax losses during the carryforward period. The increase of $3,407,200 and $1,455,400 in the valuation allowance for the years ended December 31, 2005 and 2004, respectively, is primarily due to the increase in the net operating loss of the Company over the same periods.

12.	Commitments and Contingencies

Leases

The Company leases office space under an operating lease, which covers a period from December 12, 2004 through December 29, 2010.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

As of December 31, 2005, future minimum payments under this lease were as follows:

2006	$278,100
2007	286,443
2008	295,036
2009	303,887
2010	286,051
$1,449,517

Rent expense is recognized over the term of the lease on a straight-line basis. Total rent expense was $286,084 and $106,048 for the years ended December 31, 2005 and 2004, respectively. Included in accrued liabilities on the accompanying balance sheet as of December 31, 2005 is deferred rent of $77,389.

Litigation

From time to time, in the normal course of business, the Company may be involved in certain litigation and/or proceedings (Note 14).

13.	Related Party Transactions

From inception through December 2004, the Company’s principal operations were conducted from the offices of one of its principal shareholders. During that time, expenses totaling approximately $538,600 allocable to the Company, including salaries, rent and other direct and indirect expenses, were charged to the Company by the shareholder. From time to time, amounts incurred by shareholders on behalf of the Company have either been contributed to the equity of the Company, or repaid from available cash on hand.

During the year ended December 31, 2004, the Company incurred approximately $135,000 in software development costs payable to UCA Services, Inc., a subsidiary of NetFabric Holdings, Inc., a company which has a common principal shareholder with Flagship.

Due to stockholders on the accompanying balance sheet at December 31, 2005 represents amounts owed a stockholder of the Company for expenses paid on behalf of the Company.

14.	Subsequent Events

Fixed Price Convertible Notes

On January 30, 2006, Flagship entered into an agreement with certain investors to invest $7,100,000 in Secured Convertible Term Notes (the “Notes”) in Flagship. Of the $3,100,000 short-term notes discussed above (Note 9), $2,600,000 was converted as part of the Notes. The Notes are collateralized by the assets of Flagship, bear interest at the prime rate published in the Wall Street Journal plus 1.0% and are convertible into common stock of Flagship at a fixed conversion price of $0.90 per share. Commencing one year after the closing of the Notes, Flagship is required to repay the Notes on a monthly basis over the next 24 months. In the event that any of the principal is converted into common stock, the amount converted shall be credited against the next monthly payment. Flagship has the option of prepaying any outstanding principal by paying to the note holders 130% of the principal amount. In connection with the issuance of the Notes, Flagship issued to the investors 7,968,950 shares of common stock. The investors also received seven year warrants to purchase 1,902,174 shares of common stock of Flagship with an exercise price of $0.92 per share.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Acquisition

On January 30, 2006, Flagship purchased 34,000,000 shares of common stock of Finity Holdings, Inc. (“Finity”) from Common Solutions LLC for $240,000. As a result, Flagship controls 60.9% of the voting stock of Finity. The funds for the purchase of these shares came from the financing discussed above. On the Closing of the Exchange Agreement (see below) Finity will acquire all of the issued and outstanding capital stock of Flagship on a one for one basis in exchange for an aggregate of 55,587,755 newly issued shares of Finity’s common stock. The shares of Finity held by Flagship will be cancelled at the time of the Closing.

The Exchange Agreement

On January 30, 2006, Flagship entered into a Share Exchange Agreement (the “Exchange Agreement”) with Finity and with all of the stockholders (the “Stockholders”) of Flagship. The closing shall occur immediately following Finity’s filing of a Restated and Amended Certificate of Incorporation which shall effectuate a name change of Finity, a one hundred twenty five (125) for one (1) reverse stock split, and an increase in the authorized shares to a total of 130,000,000 shares of capital stock (the “Closing”). The minority shareholders of Finity will own approximately 174,092 shares of Finity common stock, less than 1%, after the reverse split and the Closing. Finity will acquire all of the issued and outstanding capital stock of Flagship from the Stockholders on a one for one basis in exchange for an aggregate of 55,587,755 newly-issued shares of Finity’s Common Stock (the “Exchange”). Since the stockholders of Flagship will receive the majority of the voting shares of Finity, Finity will carry on the business of Flagship, and the officers and directors of Flagship will become the officers and directors of Finity, the transaction will be accounted for as Flagship being the accounting acquirer (legal acquiree) and Finity being the accounting acquiree (legal acquirer). Since at the closing Finity was a non-operating shell corporation no longer meeting the definition of a business as defined in EITF Consensus 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, the transaction will be equivalent to Flagship issuing stock for the net liabilities of Finity accompanied by a recapitalization. The accounting will be identical to that resulting from a reverse acquisition, except that there will be no adjustments to the historic carrying values of the assets and liabilities.

The financial statements of Flagship prior to the recapitalization will become the historical financial statements of the combined entities.

Registration Rights

Pursuant to the terms of the Notes discussed above, Finity is required to file a registration statement with the SEC within 60 days of the Closing or April 30, 2006 whichever shall come first, registering all of the common stock underlying the investment and will have the registration declared effective within 120 days of funding. If the registration is not filed or declared effective by the SEC within the required timeframe, then Finity will be required to pay to the investors certain damages.

Flagship Patient Advocates, Inc.
(Formerly known as Flagship Healthcare Management, Inc.)
(A Development Stage Company)

Pending Litigation

A former independent contractor (the “Plaintiff”) has filed a lawsuit against Flagship among others. The Plaintiff alleges that he was promised employment with the Company and performed services to Flagship based on these promises. The Plaintiff is seeking compensatory and punitive damages, including the issuance of additional shares of stock for these services and attorney fees in an aggregate amount of approximately $1,800,000. The Company believes this lawsuit is without merit and intends to defend it vigorously. In management’s opinion, the final resolution of this matter will not have material impact on the financial statements of the Company.

Acquisition of PEMMS Limited

In February 2006, Flagship entered into a letter of intent to acquire the assets of PEMMS Limited (“PEMMS”), an early-stage technology company focusing on the personal health market. The transaction will provide Flagship with several strategic benefits, primarily the acquisition of the PEMMS Personal Electronic Medical Management Systems software, a proprietary secure web-based repository wherein an individual can store his/her own medical records to be later retrieved at a moments notice.

In March 2005, Flagship entered into an agreement with PEMMS to license its proprietary software. Simultaneously, Flagship also entered into an agreement with PEMMS wherein PEMMS would provide all maintenance, support, and hosting services. During 2005, Flagship paid PEMMS $178,875 for these services.

Pursuant to the Letter of Intent, Flagship will acquire the assets of PEMMS for 300,000 shares of Finity’s common stock. The existing employees of PEMMS will become employees of Flagship and Flagship will acquire the existing contracts and assets of PEMMS.

Exercise of Warrants:

In January 2006, 500,439 warrants were exercised at $0.274 for an aggregate purchase price of $137,120.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 102(a)(7) of the Delaware General Corporation Law (“DGCL”) authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the DGCL; or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes Delaware corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe the person’s conduct was unlawful.

Section 145(g) of the DGCL authorizes Delaware corporations to purchase insurance covering liabilities asserted against directors, officers, employees and agents.

Our directors and officers are indemnified as provided by the DGCL and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses expected to be incurred by us in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the SEC registration fee, are estimates.

Registration Fee	$365.17
*Accounting fees and expenses	$15,000.00
*Legal fees and expenses	$50,000.00
*Transfer Agent fees and expenses	$15,000.00
*Printing	$10,000.00
*Miscellaneous fees and expenses	$10,000.00
TOTAL	$100,365.17

__________________
*Estimated

Item 26. Recent Sales of Unregistered Securities

In August 2003, Flagship issued 13,678,910 shares of Common Stock to Fred F. Nazem, Stephen J. O’Brien, MD, each a co-founder of Flagship and an independent contractor, as compensation for services rendered, payment for assets contributed to Flagship and as reimbursement for expenses incurred on behalf of Flagship. The co-founders contributed an aggregate of 3,510,000 shares of common stock to Flagship, of which 2,000,000 shares of common stock were contributed to Flagship’s stock option plan, and 1,510,000 shares of common stock were issued to certain employees of Flagship.

In February 2004 and April 2004, Flagship entered into a Securities Purchase Agreement with certain investors listed therein (the “Series A Investors”) to purchase a total of 6,642,340 shares of Flagship’s Series A Preferred Stock and warrants to purchase 1,328,468 shares of Flagship’s Series A Preferred Stock (the “Warrants”) at a price of $0.274 per share for an aggregate purchase price of $1,820,000.

In January 2005, March 2005 and April 2005, Flagship entered into a Securities Purchase Agreement with individual investors (the “Series B Investors”) to purchase a total of 5,205,768 of Flagship’s Series B Preferred Stock at a price of $0.65 per share for an aggregate purchase price of $3,383,748.

In March 2005, Flagship issued 3,031,250 shares of common stock to certain members of management to settle $606,250 of compensation costs accrued during the year ended December 31, 2004.

In January 2006, Flagship entered into an agreement with certain investors to invest $7.1 million in Secured Convertible Term Notes (the “Notes”) in Flagship. In connection with the issuance of the Notes, Flagship issued to the investors 7,968,950 shares of common stock. The investors also received seven year warrants to purchase 1,902,174 shares of common stock of Flagship with an exercise price of $0.92 per share.

In June 2006, Flagship issued notes payable to Apollo Medical Partners, LP and Apollo Medical Offshore Partners, LP in the amounts of $2,700,000 and $1,300,000, respectively (the “Term Notes”). The Term Notes, including all accrued interest, shall become convertible into the form of securities issued in a subsequent round of financing at the price per share of the securities issued in such subsequent financing.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Flagship so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities. Unless otherwise disclosed the above selling stockholders are not broker-dealers or affiliates of broker-dealers.

Item 27. Exhibits

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description
3.1*	Amended and Restated Articles of Incorporation of Patients & Physicians, Inc.
3.2*	Patients & Physicians, Inc. Bylaws.
4.1**	Form of Specimen Stock Certificate.
4.2*	Patients & Physicians, Inc. Amended and Restated 2006 Stock Option and Grant Plan, dated August 14, 2006.
5*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.
10.1*	Amended and Restated Securities Purchase Agreement, dated August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.
10.2*	Amended and Restated Secured Convertible Note, dated August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.
10.3*	Registration Rights Agreement, dated August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.
10.4*	Common Stock Purchase Warrant, August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.
10.5*	Stock Pledge Agreement, dated August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.
10.6*	Individual Reaffirmation and Ratification Agreement, dated August 22, 2006, between Flagship Patient Advocates, Inc., Laurus Master Fund, Ltd. and the guarantors listed therein.
10.7*	Reaffirmation and Ratification Agreement, dated August 22, 2006, between Flagship Patient Advocates, Inc., Laurus Master Fund, Ltd. and the guarantors listed therein.
10.8*	Joinder Agreement, dated August 22, 2006, between Patients and Physicians, Inc. and Flagship Patient Advocates, Inc.
10.9*	Guaranty, dated August 22, 2006, between Patients and Physicians, Inc. and Flagship Patient Advocates, Inc.

10.10	Audit Committee Charter, adopted July 31, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed August 2, 2006).
10.11	Compensation Committee Charter, adopted July 31, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed August 2, 2006).
10.12	Corporate Governance and Nominating Committee Charter, adopted July 31, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed August 2, 2006).
10.13*	Series A Securities Purchase Agreement, dated February 20, 2004 between Flagship Healthcare Management, Inc. and the investors listed therein.
10.14*	Series B Securities Purchase Agreement, dated January 28, 2005 between Flagship Healthcare Management, Inc. and the investors listed therein.
10.15	Sublease, dated July 31, 2006, between SFX Entertainment, Inc. and Flagship Patient Advocates, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed August 17, 2006).
10.16
Letter of Intent, between Flagship Patient Advocates, Inc. and Beijing Chengzhi Health Consulting Inc, dated August 7, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed August 11, 2006).

10.17
Letter of Intent, between Flagship Patient Advocates, Inc. and Qiaobo Indoor Ski World, dated August 13, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed August 17, 2006).

10.18*	Promissory Note, dated June 7, 2006, between Flagship Patient Advocates, Inc. and Apollo Medical Partners, LP.
10.19*	Promissory Note, dated June 7, 2006, between Flagship Patient Advocates, Inc. and Apollo Medical Offshore Partners, LP.
14	Code of Ethics, dated July 31, 2006 (incorporated by reference to Exhibit 14 to the Company’s Form 8-K, filed August 2, 2006).
16	Letter on change in certifying accountant (incorporated by reference to Exhibit 16 to the Company’s Form 8-K/A, filed August 8, 2006).

21*	Subsidiaries.
23.1*	Consent of J.H. Cohn LLP.
23.2*	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP.

*Filed herewith.
**To be filed by amendment.

Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)            Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)            Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned Company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv)            Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of New York, state of New York, on August 23, 2006.

Date: August 23, 2006

PATIENTS & PHYSICIANS, INC.

By: /s/ Fred F. Nazem
Name: Fred F. Nazem
Title: Chief Executive Officer and Chairman

By: /s/ Philip Barak
Name: Philip Barak
Title: Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Fred F. Nazem	Chairman and Chief Executive	August 23, 2006
Fred F. Nazem	Officer (principal executive officer)

/s/ Philip Barak	Chief Financial Officer	August 23, 2006
Philip Barak	(principal financial and accounting officer)

/s/ Benjamin Safirstein, MD	Director	August 23, 2006
Benjamin Safirstein, MD

/s/ Richard Howard	Director	August 23, 2006
Richard Howard

/s/ Richard P. Torykian, Sr.	Director	August 23, 2006
Richard P. Torykian, Sr.

/s/ Michael Holland	Director	August 23, 2006
Michael Holland

/s/ Brian Stafford	Director	August 23, 2006
Brian Stafford

/s/ Michael Huckabee	Director	August 23, 2006
Michael Huckabee

/s/ Barbara McNeil, MD	Director	August 23, 2006
Barbara McNeil, MD

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Amended and Restated Articles of Incorporation of Patients & Physicians, Inc.

3.2*	Patients & Physicians, Inc. Bylaws.

4.1**	Form of Specimen Stock Certificate.

4.2*	Patients & Physicians, Inc. Amended and Restated 2006 Stock Option and Grant Plan, dated August 14, 2006.

5*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.

10.1*	Amended and Restated Securities Purchase Agreement, dated August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.

10.2*	Amended and Restated Secured Convertible Note, dated August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.

10.3*	Registration Rights Agreement, dated August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.

10.4*	Common Stock Purchase Warrant, August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.

10.5*	Stock Pledge Agreement, dated August 22, 2006, by and among Patients & Physicians, Inc., Flagship Patient Advocates, Inc. and Laurus Master Fund, Ltd.

10.6*	Individual Reaffirmation and Ratification Agreement, dated August 22, 2006, between Flagship Patient Advocates, Inc., Laurus Master Fund, Ltd. and the guarantors listed therein.

10.7*	Reaffirmation and Ratification Agreement, dated August 22, 2006, between Flagship Patient Advocates, Inc., Laurus Master Fund, Ltd. and the guarantors listed therein.

10.8*	Joinder Agreement, dated August 22, 2006, between Patients and Physicians, Inc. and Flagship Patient Advocates, Inc.

10.9*	Guaranty, dated August 22, 2006, between Patients and Physicians, Inc. and Flagship Patient Advocates, Inc.

10.10	Audit Committee Charter, adopted July 31, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed August 2, 2006).

10.11	Compensation Committee Charter, adopted July 31, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed August 2, 2006).

10.12	Corporate Governance and Nominating Committee Charter, adopted July 31, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed August 2, 2006).

10.13*	Series A Securities Purchase Agreement, dated February 20, 2004 between Flagship Healthcare Management, Inc. and the investors listed therein.

10.14*	Series B Securities Purchase Agreement, dated January 28, 2005 between Flagship Healthcare Management, Inc. and the investors listed therein.

10.15	Sublease, dated July 31, 2006, between SFX Entertainment, Inc. and Flagship Patient Advocates, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed August 17, 2006).

10.16
Letter of Intent, between Flagship Patient Advocates, Inc. and Beijing Chengzhi Health Consulting Inc, dated August 7, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed August 11, 2006).

10.17
Letter of Intent, between Flagship Patient Advocates, Inc. and Qiaobo Indoor Ski World, dated August 13, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed August 17, 2006).

10.18*	Promissory Note, dated June 7, 2006, between Flagship Patient Advocates, Inc. and Apollo Medical Partners, LP.

10.19*	Promissory Note, dated June 7, 2006, between Flagship Patient Advocates, Inc. and Apollo Medical Offshore Partners, LP.

14	Code of Ethics, dated July 31, 2006 (incorporated by reference to Exhibit 14 to the Company’s Form 8-K, filed August 2, 2006).

16	Letter on change in certifying accountant (incorporated by reference to Exhibit 16 to the Company’s Form 8-K/A, filed August 8, 2006).

21*	Subsidiaries.

23.1*	Consent of J.H. Cohn LLP.

23.2*	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP.

*Filed herewith.
**To be filed by amendment.